UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2026

Accelerant Holdings

(Exact name of registrant as specified in its charter)

Cayman Islands	001-42765	98-1753044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Accelerant Holdings c/o Accelerant Re (Cayman) Ltd. Unit 106, Windward 3, Regatta Office Park, West Bay Road, Grand Cayman	KY1-1108
(Address of principal executive offices)	(Zip Code)

1 (345) 743-4611

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A common shares, $0.0000011951862 par value per share	ARX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2026 (the “Signing Date”), Accelerant Holdings, a Cayman Islands exempted company (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cherry Tree BidCo, a Cayman Islands exempted company (“Parent”), and Cherry Tree Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to, and subject to the terms and conditions set forth in, the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Thoma Bravo Discover Fund V, L.P. (“Sponsor”), an investment fund managed by Thoma Bravo, L.P. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

The Board of Directors of the Company (the “Board”), acting on the unanimous recommendation of the special committee of the Board (consisting only of independent and disinterested directors) has (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of the Company and its shareholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and the performance by the Company of its covenants and obligations contained in the Merger Agreement and the consummation by the Company of the transactions contemplated by the Merger Agreement, including the Merger, (iii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and directed that the authorization and adoption of the Merger Agreement be submitted to a vote at a meeting of the Company’s shareholders, and (iv) resolved to recommend that the Company’s shareholders approve the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in each case, on the terms and subject to the conditions of the Merger Agreement and in accordance with the laws of the Cayman Islands.

If the Merger is consummated, the Class A common shares of the Company, $0.0000011951862 par value per share (the “Class A Common Shares”), will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Effect on Capital Stock

At the effective time of the Merger (the “Effective Time”), each Class A Common Share and Class B common share of the Company, $0.0000011951862 par value per share (the “Class B Common Shares” and, together with the Class A Common Shares, the “Shares”), issued and outstanding as of immediately prior to the Effective Time (other than the Excluded Shares and any Dissenting Shares) will be converted automatically into the right to receive (A) $20.25 in cash, without interest (the “Merger Consideration”), plus (B) if applicable, the Ticking Amount (as defined below) in cash, without interest (the “Per Share Closing Amount”).

Treatment of Company Equity Awards

The Merger Agreement also provides that, at the Effective Time, by virtue of the Merger:

•

Each in-the-money Company Option, whether vested or unvested, will be canceled and exchanged for a cash payment equal to its aggregate spread value (based on the excess of the Per Share Closing Amount over the per-Share exercise price and the number of Shares underlying such Company Option). Notwithstanding the foregoing, all underwater Company Options (whether vested or unvested) will be cancelled for no consideration.

•

Each Company RSU that vests at the Effective Time in accordance with the terms of the applicable award agreement (the “Single-Trigger RSUs”) (including RSUs held by non-employee directors of the Company) will be canceled in exchange for a cash payment equal to the product of the Per Share Closing Amount and the number of Shares subject to such Single-Trigger RSU. Each Company RSU that is not a Single-Trigger RSU will be canceled and converted into the right to receive a cash amount equal to the product of the Per Share Closing Amount and the number of Shares subject to such Company RSU, which will vest and be paid out on the same vesting terms, and will be subject to the same terms and conditions, that applied to the corresponding Company RSU.

•

Each Company PSU will be canceled and converted into the right to receive a cash payment equal to the product of the Per Share Closing Amount and the number of Shares to which the holder of such Company PSU would be entitled upon settlement thereof assuming (x) performance in respect of the 2026 performance year is achieved at 250% and (y) performance in respect of the 2027 and 2028 performance years is achieved at 100%, which cash payment will vest and be paid out on the same terms and conditions (other than terms related to performance) that applied to the corresponding Company PSU.

•

No new offering periods will commence under the Company’s employee share purchase plan (the “ESPP”) and no new participants will be permitted. The final exercise date for each offering period in effect will occur on the earlier of its scheduled exercise date and the fifth trading day before the Effective Time, the ESPP will terminate immediately prior to the Effective Time, and Shares purchased on the final exercise date will be canceled and converted into the right to receive the Merger Consideration.

Conditions to the Merger

Consummation of the Merger is subject to certain customary conditions set forth in the Merger Agreement, including, but not limited to, (i) the adoption of the Merger Agreement by the affirmative vote of holders of Shares representing at least two-thirds of the votes cast by such holders as, being entitled to do so, vote on such matter at the Company Shareholders Meeting (such adoption, the “Company Shareholder

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Approval”); (ii) the absence of any Governmental Entity issuing any order or other legal restraint that makes consummation of the Merger illegal or otherwise prohibited (the “No Legal Impediment Condition”); and (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the clearance or approval under certain specified foreign antitrust laws or foreign investment laws, and the receipt of certain specified insurance regulatory approvals or prior written non-disapprovals (such insurance regulatory approvals, the “Insurance Regulatory Approvals” and such condition, the “Regulatory Condition”). The obligation of each party to the Merger Agreement to consummate the Merger is also conditioned upon certain unilateral closing conditions, including the other party’s representations and warranties being true and correct (subject to certain customary materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. The obligation of Parent to consummate the Merger is additionally conditioned upon (i) the absence of a material adverse effect on the Company that is continuing as of the Effective Time, (ii) holders of no more than 15% of the issued and outstanding Shares having validly exercised, and not having effectively withdrawn or abandoned, dissent rights under Section 238 of the Cayman Companies Act, (iii) the absence of a Burdensome Condition with respect to Insurance Regulatory Approvals, and (iv) in certain specified circumstances, the distribution or divestiture of a regulated subsidiary of the Company. The availability of Parent’s financing is not a condition to the consummation of the Merger.

Ticking Amount

Under the terms of the Merger Agreement, if the closing of the Merger (the “Closing”) occurs on or after the Ticking Amount Start Date, each holder of Shares will be entitled to receive an additional cash amount equal to $0.00333 per share for each calendar day elapsed after the Ticking Amount Start Date through and including the Ticking Amount End Date (the “Ticking Amount”). The “Ticking Amount Start Date” is the first date on which all conditions to Closing have been satisfied or waived (other than (i) conditions that by their nature are to be satisfied at Closing, (ii) conditions whose failure to be satisfied is primarily caused by a breach by Parent, Merger Sub or their affiliates, and (iii) conditions relating to the receipt of specified Insurance Regulatory Approvals of Parent), subject to a delay equal to the number of days from the date of the Merger Agreement to the date of the Change of Control Filing Deadline (if such period of time exceeds fifteen (15) business days). The “Ticking Amount End Date” is the date on which such specified Insurance Regulatory Approvals contemplated by clause (iii) in the preceding sentence have been obtained. The Ticking Amount, if any, will be paid in addition to $20.25 per Share payable upon the Effective Time.

Representations, Warranties and Covenants

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to (i) use commercially reasonable efforts to carry on its business in the ordinary course of business during the period between the execution of the Merger Agreement and the consummation of the Merger, except (a) as expressly contemplated or permitted by the Merger Agreement; (b) as disclosed in the disclosure letter delivered by the Company to Parent prior to the execution of the Merger Agreement; (c) as required by applicable law; or (d) as Parent has otherwise consented to in writing, (ii) used commercially reasonable efforts to take all actions necessary or advisable to consummate the Merger, and to cooperate with the other parties to the Merger Agreement and (iii) use reasonable best efforts to do all things necessary under all applicable Antitrust Laws, Foreign Investment Laws and, subject to the absence of a Burdensome Condition, Insurance Laws, to consummate the Merger.

Beginning on the Signing Date and continuing until one minute prior to 12:00 a.m. Eastern time on September 22, 2026 (the “Go-Shop Period”), the Company has the right to, among other things, (a) solicit alternative acquisition proposals from any third party that has entered into an acceptable confidentiality agreement within the six month period prior to the date of the Merger Agreement (each, an “Excluded Party”), (b) provide information (including nonpublic information) to any Excluded Party in connection therewith, and (c) continue, enter into or engage in discussions with any Excluded Party in connection with any alternative acquisition proposals. Following the end of the Go-Shop Period, the Company will be subject to customary “no shop” restrictions under which the Company and its Subsidiaries, from September 22, 2026 (the “No-Shop Period Start Date”) until the earlier of the Effective Time and the valid termination of the Merger Agreement, are generally prohibited from (x) soliciting Acquisition Proposals from third parties or (y) participating in any negotiations or discussions regarding an Acquisition Proposal, subject to customary fiduciary exceptions.

Termination and Fees

The Merger Agreement contains certain customary termination rights for the Company, on the one hand, and Parent, on the other hand, including that, subject to certain limitations, the Company or Parent may terminate the Merger Agreement if (i) the Merger is not consummated by 11:59 p.m. (New York City time), on August 13, 2027 (the “Initial Termination Date”), which Initial Termination will be automatically extended until 11:59 p.m. (New York City Time) on November 13, 2027 if all of the conditions to the Merger, other than the No Legal Impediment Condition (only with respect to any Antitrust Law or Foreign Investment Law) and Regulatory Condition, have been satisfied as of the Initial Termination Date; and (ii) any order prohibiting the Merger has become final and non-appealable; or (iii) the Company Shareholder Approval is not obtained at the Company Shareholders Meeting. Subject to certain specified limitations and requirements set forth in the Merger Agreement, Parent may terminate the Merger Agreement if the Board issues an Adverse Recommendation Change prior to the earlier of (x) receipt of the Company Shareholder Approval and (y) the tenth (10th) business day following the date on which such Adverse Recommendation Change occurs. Subject to certain specified limitations and requirements set forth in the Merger Agreement, the Company may terminate the Merger Agreement if the Board authorizes the Company to enter into a definitive agreement providing for a Superior Proposal and the Company enters into

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such definitive binding agreement, or if Parent fails to consummate the Merger when required to do so under the Merger Agreement. The Company and Parent may also terminate the Merger Agreement by mutual written consent or for any material, uncured breach of the Merger Agreement by the other party.

Upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay to Parent a termination fee of an amount equal to (i) $56.9 million if the Merger Agreement is terminated in order for the Company to enter into a definitive agreement for a Superior Proposal with an Excluded Person, or (ii) $136.5 million in all other cases. Under certain circumstances, Parent will be required to pay the Company a termination fee of $295.8 million (the “Parent Termination Fee”).

The Merger Agreement also provides that either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement (including, subject to the terms and conditions of the Merger Agreement and the Equity Commitment Letter, to force Parent to enforce the terms of the Equity Commitment Letter).

Equity Financing Commitments

Concurrently with the execution of the Merger Agreement, Parent delivered to the Company an equity commitment letter (the “Equity Commitment Letter”), pursuant to which Sponsor has committed, subject to the terms and conditions in the Equity Commitment Letter, to make equity contributions to Parent of an aggregate amount set forth therein for the purpose of funding up to the full amount of the aggregate Merger Consideration, the estimated full amount of the Ticking Amount through the Termination Date (as extended), and all related fees, costs and expenses and to repay any of the Company’s existing indebtedness that does not remain outstanding. The Company is a third-party beneficiary under certain provisions of the Equity Commitment Letter and may enforce such provisions pursuant to the terms and conditions thereof.

Guarantee

Concurrently with the execution of the Merger Agreement, the Sponsor has entered into a guarantee with the Company in favor of the Company (the “Guarantee”), pursuant to which Sponsor agreed to guarantee certain obligations of Parent under the Merger Agreement, including payment of the Parent Termination Fee, certain enforcement costs and certain other reimbursement and indemnification obligations of Parent and Merger Sub under the Merger Agreement, in each case, subject to an aggregate cap and the other terms and conditions set forth in the Merger Agreement and the Guarantee.

In addition, pursuant to the Merger Agreement, the Parent has agreed to guarantee full and complete performance by Merger Sub or the Surviving Company of its obligations under the Merger Agreement.

Description of Merger Agreement Not Complete

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates therein, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made by each party for the purposes of allocating contractual risk between the parties. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is or will be contained in, or incorporated by reference into, the proxy statement in connection with the proposed Merger (the “Proxy Statement”), the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other documents that the parties will file with the Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries, affiliates or businesses. The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Voting and Support Agreement

In connection with entering into the Merger Agreement, on August 13, 2026, Parent and the Company entered into a voting and support agreement (the “Voting and Support Agreement”) with ACP Insurance Management, LLC and ACP Accelerant Holdings, L.P. (jointly, the “ACP Shareholders”), each an affiliate of Altamont Capital Partners (“ACP”). Under the Voting and Support Agreement, subject to certain terms and conditions contained therein, the ACP Shareholders, who hold Shares representing approximately 82% of the Company’s outstanding voting rights, have agreed to vote or execute consents with respect to all of the Shares held by the ACP Shareholders in favor of the transactions contemplated by the Merger Agreement and have agreed to certain transfer restrictions with respect to such shares. The Voting and Support Agreement will terminate upon certain circumstances, including upon the valid termination of the Merger Agreement in accordance with its terms.

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The foregoing description of the Voting and Support Agreement is qualified in its entirety by reference to the full text of the Voting and Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Rollover

With the permission of the Special Committee, Parent has had preliminary discussions with ACP regarding the opportunity to retain a portion of their equity ownership in the Company through a rollover or reinvestment alongside the Sponsor. As of the date hereof, certain terms of a potential rollover or reinvestment, if any, have been negotiated, but ACP has not yet made a binding commitment to roll over or reinvest. If any Insurance Regulatory Approvals arising out of any such rollover or reinvestment would be required to be made, ACP and certain of its affiliates will be subject to the same efforts standards and timelines as set forth in the Merger Agreement in respect of such filings.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of August 13, 2026, by and among Accelerant Holdings, Cherry Tree BidCo and Cherry Tree Merger Sub

10.1	Voting and Support Agreement, dated as of August 13, 2026, by and among Accelerant Holdings, Cherry Tree BidCo, the shareholder parties thereto and the other signatory parties thereto

EX 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules or exhibits omitted pursuant to item 601(a)(5) of Regulation S-K, as may be applicable. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act, as amended, for any schedule or exhibit so furnished.

Additional Information and Where to Find It

This Current Report on Form 8-K is being made in respect of the Merger Agreement and the proposed Merger involving the Company, Parent and Merger Sub. The Company intends to file with the Securities and Exchange Commission (the “SEC”) the Proxy Statement in connection with a special meeting of the Company’s shareholders for purposes of approving the transactions contemplated by the Merger Agreement, and other relevant documents in connection therewith. The Company and certain participants in the Merger intend to file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the proposed Merger, if required. The Company may also file other relevant documents with the SEC regarding the Merger Agreement and the proposed Merger. This Current Report on Form 8-K is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC. The definitive Proxy Statement (when available) will be sent or given to the shareholders of the Company and will contain important information about the Merger Agreement and the proposed Merger and related matters. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC BY THE COMPANY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER AGREEMENT AND THE PROPOSED MERGER. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov or from the Company’s website at www.accelerant.ai.

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information regarding the Company’s directors and executive officers, including a description of their direct and indirect interests, by security holdings or otherwise, is contained in the “Proposal One Election of Directors,” “Directors,” “Director Compensation,” “Executive Officers,” “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management” sections of the Company’s proxy statement for its 2026 annual general meeting of shareholders, which was filed with the SEC on March 30, 2026, and will be contained in the Proxy Statement to be filed by the Company. Any changes in the holdings of the Company’s securities by its directors and executive officers from the amounts set forth in the proxy statement for its 2026 annual general meeting of shareholders have been reflected in Forms 3, 4 and 5, filed with the SEC. The Company’s shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the Merger, including the interests of the Company’s directors and executive officers in the Merger, which may be different from those of the Company’s shareholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the Merger. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov or from the Company’s website at www.accelerant.ai.

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No Offer

No person has commenced soliciting proxies in connection with the Merger Agreement and the proposed Merger referenced in this Current Report on Form 8-K, and this Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell securities.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Statements contained in this Current Report on Form 8-K other than statements of historical fact are forward-looking statements, including statements regarding the Merger and the other transactions contemplated by the Merger Agreement. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on the Company’s expectations and projections about future events as of the date of this Current Report on Form 8-K and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from forward-looking statements include but are not limited to: (i) the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our Class A Common Shares; (ii) the timing to consummate the Merger, or the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; (iii) the failure to satisfy the conditions to the consummation of the Merger, and the other transactions contemplated thereby; (iv) the risk that a governmental or regulatory approval that may be required for the Merger is not obtained or is obtained subject to conditions that are not anticipated; (v) the effect of the pendency of the Merger on our business relationships, operating results and business generally; (vi) certain restrictions during the pendency of the Merger that may impact our ability to pursue certain business opportunities or strategic transactions; (vii) risks that the Merger disrupts current plans and operations; (viii) risks related to diverting management’s attention from our ongoing business operations; (ix) the outcome of any legal proceedings that may be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (x) our ability to retain, hire and integrate skilled personnel, and maintain relationships with key business partners and customers, and others with whom we do business, in light of the proposed Merger; (xi) unexpected costs, charges or expenses resulting from the Merger; (xii) risks that the benefits of the Merger are not realized when and as expected; and (xiii) those risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 18, 2026. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2026

ACCELERANT HOLDINGS

By:	/s/ Clifford R. Jenks
Name:	Clifford R. Jenks
Title:	General Counsel

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Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CHERRY TREE BIDCO,

CHERRY TREE MERGER SUB

and

ACCELERANT HOLDINGS

Dated as of August 13, 2026

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	Exhibit A
Acquisition Proposal	Exhibit A
Action	Section 3.9
Adverse Recommendation Change	Section 5.4(c)
Affiliate	Exhibit A
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.4(c)
Anti-Corruption Laws	Section 3.20(a)
Antitrust Law	Exhibit A
Applicable Period	Section 5.1(a)
Bonus Plans	Section 5.9(c)
Book-Entry Shares	Section 2.3(b)
Business Day	Exhibit A
Canada Approval	Section 5.19(c)
Canada Notice	Section 5.19(c)
Capitalization Date	Section 3.2(a)
Captive Insurance Company	Exhibit A
Cayman Companies Act	Recitals
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4
Company	Preamble
Company Benefit Plan	Exhibit A
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Class A Common Shares	Section 3.2(a)
Company Class B Common Shares	Section 3.2(a)
Company Committee	Exhibit A
Company Disclosure Letter	Article III
Company Employee	Section 5.9(a)
Company Equity Awards	Exhibit A
Company Equity Plan	Exhibit A
Company ESPP	Exhibit A
Company Group	Exhibit A
Company Memorandum and Articles of Association	Section 3.1(c)
Company Option	Exhibit A
Company Party	Section 5.16(b)
Company Preference Shares	Section 3.2(a)
Company PSU	Exhibit A

v

INDEX OF DEFINED TERMS

Definition	Location
Company Registered IP	Section 3.18(a)
Company Related Parties	Exhibit A
Company RSU	Exhibit A
Company SEC Documents	Section 3.5(a)
Company Shareholder Approval	Section 3.3(a)
Company Shareholders Meeting	Recitals
Company Termination Fee	Section 7.3(b)
Confidentiality Agreement	Section 5.6(b)
Contract	Exhibit A
control	Exhibit A
Current Offering Period	Section 3.2(d)
Debt Documents	Section 8.18
Debt Financing	Section 4.7(b)
Debt Financing Sources	Exhibit A
Dissenter Rights	Section 2.5
Dissenting Shareholder	Section 2.5
Dissenting Shares	Section 2.5
DTC	Section 2.3(f)
DTC Payment	Section 2.3(f)
Effective Time	Section 1.3
Electronic Delivery	Section 8.14
Enforceability Exceptions	Section 3.3(a)
Environmental Laws	Exhibit A
Environmental Permits	Exhibit A
Equity Commitment Letter	Recitals
ERISA	Exhibit A
Exchange Act	Section 3.4(b)
Financing	Section 4.7(a)
Foreign Investment Law	Exhibit A
Form A Filings	Exhibit A
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Guarantee	Recitals
HSR Act	Exhibit A
Indemnified Parties	Section 5.11(a)
Insurance Companies	Exhibit A
Insurance Contracts	Exhibit A
Insurance Law	Exhibit A
Insurance Licenses	Section 3.28(f)
Insurance Regulators	Exhibit A
Intellectual Property	Exhibit A
Intervening Event	Exhibit A
Investment Assets	Section 5.1(b)(vi)
IRS	Section 3.11(a)
IT Systems	Exhibit A

INDEX OF DEFINED TERMS

Definition	Location
knowledge	Exhibit A
Law	Section 3.4(a)
Leased Real Property	Section 3.17(a)
Liens	Exhibit A
Material Adverse Effect	Exhibit A
Material Contracts	Section 3.15(a)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Non-Subsidiary Producers	Exhibit A
Non-U.S. Change of Control Filings	Exhibit A
NYSE	Section 3.4(b)
OFAC	Exhibit A
Offering Period End Date	Section 3.2(d)
Owned Intellectual Property	Exhibit A
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Exhibit A
Parent Plan	Section 5.9(b)
Parent Related Parties	Exhibit A
Parent Termination Fee	Section 7.3(b)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Permits	Section 3.10
Permitted Liens	Exhibit A
Person	Exhibit A
Personal Information	Exhibit A
Plan of Merger	Section 1.3
Primary Regulator	Exhibit A
Privacy Law	Section 3.19(a)
Producer	Exhibit A
Proxy Statement	Section 3.7
Real Property Lease	Section 3.17(a)
Registrar of Companies	Section 1.3
Reinsurance Agreements	Section 3.26(a)
Representatives	Section 5.4(a)
Required Amount	Section 4.7(a)
Reserves	Exhibit A
Sanctioned Country	Exhibit A
Sanctioned Person	Exhibit A
Sanctions	Exhibit A
SAP	Exhibit A
SEC	Section 3.5(a)

INDEX OF DEFINED TERMS

Definition	Location
Securities Act	Section 3.5(a)
Software	Exhibit A
Shares	Recitals
Special Committee	Recitals
Statutory Statements	Section 3.5(c)
Subsidiary	Exhibit A
Subsidiary Producers	Exhibit A
Superior Proposal	Exhibit A
Surviving Company	Section 1.1
Surviving Company Articles	Section 1.5
Takeover Laws	Section 3.21
Tax Returns	Exhibit A
Taxes	Exhibit A
Termination Date	Section 7.1(b)(i)
Transaction Documents	Exhibit A
Transactions	Exhibit A
Transfer Taxes	Section 5.18
U.S.	Exhibit A
United States	Exhibit A
Willful Breach	Exhibit A
Withholding Agent	Section 2.4
WSIC	Section 5.8(k)

EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	Plan of Merger

Exhibit C	Surviving Company Articles

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 13, 2026, by and among Cherry Tree BidCo, a Cayman Islands exempted company (“Parent”), Cherry Tree Merger Sub, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Accelerant Holdings, a Cayman Islands exempted company (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to herein as a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part 16 of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), Parent, Merger Sub and the Company have agreed to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving company (as defined in the Cayman Companies Act) in the Merger and a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously authorized and approved the execution and delivery of this Agreement and the performance of their respective covenants and obligations herein and declared this Agreement and the Transactions to be advisable, fair to, and in the best interests of, each of Parent and Merger Sub, respectively, and their respective shareholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting only of independent and disinterested directors (the “Special Committee”) to, among other things, review and evaluate the Transactions and review and evaluate strategic alternatives for the Company, including a transaction of the type contemplated by this Agreement;

WHEREAS, the Company Board, acting on the unanimous recommendation of the Special Committee, has (a) determined that this Agreement, the Merger, and the other Transactions are advisable, fair to, and in the best interests of the Company, (b) authorized and approved the execution and delivery of this Agreement and the performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the Transactions, including the Merger, (c) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger, (d) directed that the authorization and adoption of this Agreement and the Plan of Merger be submitted to a vote at a meeting of the Company’s shareholders (the “Company Shareholders Meeting”), and (e) subject to Section 5.4, recommended that the Company’s shareholders authorize and vote in favor of adoption of this Agreement and the Plan of Merger by the Company Shareholder Approval (as defined below), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as consideration for, and an inducement to, the Company’s willingness to enter into this Agreement and the other Transaction Documents to which it is a party, Parent has delivered to the Company an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, pursuant to which Thoma Bravo Discover Fund V, L.P., a Delaware limited partnership (“Sponsor”) has committed to provide the Financing;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as consideration for, and inducement to, the Company’s willingness to enter into this Agreement and the other Transaction Documents to which it is a party, Parent has delivered to the Company a guarantee of the Sponsor (the “Guarantor”), in favor of the Company with respect to the performance by Parent of its obligations hereunder, duly executed by of the Guarantor and dated as of the date hereof (the “Guarantee”);

WHEREAS, substantially concurrently with the delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s shareholders (the “Supporting Shareholders”) have entered into voting and support agreements with Parent and Merger Sub, pursuant to which, among other things, the Supporting Shareholders have agreed to vote in favor of the Transactions (the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company hereby agrees as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company (as defined in the Cayman Companies Act) of the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable (but in any event no later than the second Business Day) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time), at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Merger to be consummated under the Cayman Companies Act by executing and filing the Plan of Merger substantially in the form attached hereto as Exhibit B (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Act, and the Parties shall take all such further actions as may be required by applicable Law to make the Merger effective. The Merger shall become effective at such date and time of registration of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent and the Company and specified in the Plan of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the Cayman Companies Act.

Section 1.5 Company Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger, and without any further action on the part of the Parties, the memorandum and articles of association of Merger Sub, as in effect as of immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company (the “Surviving Company Articles”), save and except that (a) all references to the name “Cherry Tree Merger Sub” shall be amended to “Accelerant Holdings”; (b) all references to the share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Act and the Surviving Company Articles; and (c) the Surviving Company Articles shall include such indemnification provisions as required by Section 5.11, so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with its terms and as provided by the Cayman Companies Act and consistent with the obligations set forth in Section 5.11.

Section 1.6 Directors. The Parties shall take all actions necessary, including pursuant to Section 1.8, so that, as of the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to serve until such person’s respective successor is duly elected and qualified or until the earlier of such person’s death, resignation or removal.

Section 1.7 Officers. The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Company from and after the Effective Time, except as otherwise determined jointly by Parent and Merger Sub prior to the Closing Date, in which case the Parties shall take all actions necessary under Section 1.8, each such officer to serve until such person’s respective successor is duly appointed and qualified or until the earlier of such person’s death, resignation or removal.

Section 1.8 Resignation of Officers and Directors. Except as otherwise requested by Parent no later than five (5) Business Days prior to the Closing Date, prior to the Effective Time, the Company shall use commercially reasonable efforts to cause each member of the Company Board and each of the officers of the Company to execute and deliver a letter effectuating his or her resignation from such positions, effective as of immediately prior to the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Equity Plan applicable to such individual’s status as a corporate officer or director of the Company or any of its Subsidiaries).

ARTICLE II

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Share Capital.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any of the securities of the Parties, the following shall occur:

(i) Each Company Class A Common Share and Company Class B Common Share (collectively, the “Shares”), issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive (A) $20.25, in cash, without interest (the “Merger Consideration”), plus (B) if applicable, the Ticking Amount, in cash, without interest (collectively with the Merger Consideration, the “Per Share Closing Amount”). From and after the Effective Time, subject to this Section 2.1, all Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Shares (other than Excluded Shares and Dissenting Shares) that were issued and outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Closing Amount to be issued or paid in accordance with Section 2.3, without interest.

(ii) Each Share held by the Company or owned, directly or indirectly, by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub, or the Company as of immediately prior to the Effective Time, including those held in the Company’s treasury (each, an “Excluded Share”), shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Each ordinary share of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $1.00 per share, of the Surviving Company, which shall be reflected in the updated register of members of the Surviving Company.

(b) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares, or securities convertible into or exchangeable into or exercisable for Shares, shall occur as a result of any reclassification, recapitalization, share split (including a reverse stock split or share consolidation), division or subdivision or consolidation, combination, exchange or readjustment of shares, or the payment of any share dividend or share distribution with a record date during such period, or any merger or other similar transaction, the Per Share Closing Amount shall be equitably adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled and exchanged for a payment by the Surviving Company or a Subsidiary to the former holder thereof, as set forth in Section 2.2(f), of a cash amount (without interest, and subject to deduction for any required Tax withholdings) equal to the product of (i) the excess of the Per Share Closing Amount over the exercise price per Share under such Company Option and (ii) the number of Shares subject to such Company Option. For the avoidance of doubt, if the exercise price per Share of any Company Option equals or exceeds the Per Share Closing Amount, such Company Option will be canceled for no consideration at the Effective Time.

(b) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that vests at the Effective Time in accordance with the terms of the applicable award agreement as in effect on the date hereof (including any Company RSU held by a non-employee director of the Company) (each, a “Single Trigger RSU”) will be canceled in exchange for a payment by the Surviving Company or a Subsidiary to the former holder thereof, as set forth in Section 2.2(f), of a cash amount (without interest, and subject to deduction for required Tax withholdings) equal to the product of (i) the Per Share Closing Amount and (ii) the number of Shares subject to such Single Trigger RSU. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and is not a Single Trigger RSU will be canceled and converted into the right to receive a cash amount (without interest, and subject to deduction for required Tax withholdings) equal to the product of (i) the Per Share Closing Amount and (ii) the number of Shares subject to such Company RSU (the “Cash Replacement Company RSU Amounts”). The Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Company and its Subsidiaries) through the applicable vesting dates, vest and be paid at the same times as the Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested and been settled pursuant to their terms (including any terms providing for accelerated vesting upon a termination of employment following a change in control, as in effect on the date hereof). The Cash Replacement Company RSU Amounts will otherwise be subject to the same terms and conditions (including with respect to vesting), as applied to the Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions and such other administrative or ministerial changes as Parent reasonably and in good faith determines are appropriate to conform the administration of the Cash Replacement Company RSU Amounts; provided, that no such changes shall impact the value, accelerate or defer the time or schedule of any payment of a Cash Replacement RSU Amount or otherwise cause such amounts to fail to comply with, or lose an exemption from, Section 409A of the Code.

(c) At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a payment by the Surviving Company or a Subsidiary to the former holder thereof of a cash amount (without interest, and subject to deduction for required Tax withholdings) equal to the product of (i) the Per Share Closing Amount and (ii) the number of Shares to which the holder of such Company PSU would be entitled upon settlement thereof assuming (x) performance in respect of the 2026 performance year is, regardless of vesting timing, banked at 250% and (y) performance in respect of the 2027 and 2028 performance years is banked at 100% (the “Cash Replacement Company PSU Amount”). Each Cash Replacement Company PSU Amount will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Company and its Subsidiaries) through the end of the calendar year to which it relates, vest and be paid at the same time as the Company PSU for which such Cash Replacement Company PSU Amount was exchanged would have vested and been settled pursuant to its terms (including any terms providing for accelerated vesting upon a termination of employment, as in effect on the date hereof, and with payment to be made within sixty (60) days after the applicable vesting date in accordance with the terms of the applicable award agreement). Each Cash Replacement Company PSU Amount will otherwise be subject to the same terms and conditions (including with respect to time-based vesting) as applied to the Company PSU for which it was exchanged, except for the performance-based vesting conditions, terms rendered inoperative by reason of the Transactions and such other administrative or ministerial changes as Parent reasonably and in good faith determines are appropriate to conform the administration of the Cash Replacement Company PSU Amounts; provided, that no such changes shall impact the value, accelerate or defer the time or schedule of any payment of a Cash Replacement Company PSU Amount or otherwise cause such amounts to fail to comply with, or lose an exemption from, Section 409A of the Code.

(d) The Company, through the Company Board (or, if applicable, an appropriate committee thereof), will adopt such resolutions and will take all such actions as are necessary with respect to the Company ESPP so that (i) following the date hereof, no new Offering Periods (as such term is defined in the Company ESPP) shall commence; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each offering period in effect as of the date hereof or commencing after the date hereof (each, a “Current Offering Period”) will have a “Exercise Date” (within the meaning of the Company ESPP) as of the earlier of (x) the scheduled Exercise Date for such Current Offering Period and (y) the fifth trading day before the Effective Time (after crediting contributions for such date) (the “Offering Period End Date”) and, on the Offering Period End Date, each outstanding option under the Company ESPP will be exercised; and (v) subject to the consummation by the Company of the Transactions, the Company ESPP will terminate, effective immediately prior to the Effective Time. All Shares purchased on the Offering Period End Date will be canceled at the Effective Time and converted into the right to receive the Per Share Closing Amount in accordance with Section 3.1 of this Agreement.

(e) Prior to the Effective Time, the Company, through the Company Board (or, if applicable, an appropriate committee thereof), will adopt such resolutions and take all such other actions to the extent necessary to confirm that as of the Effective Time, (i) the Company Equity Plan will terminate and (ii) no holder of any Company Equity Award or any right to receive a Company Equity Award, or any participant in the Company Equity Plan or any other employee incentive or benefit plan, program, or arrangement or any non-employee director plan maintained by the Company or a Subsidiary will have any right to acquire, or other right in respect of, any share capital of the Company, the Surviving Company, or any of their respective Subsidiaries, except the right to receive the payments contemplated by this Section 2.2 in cancellation and settlement thereof. At least five (5) days prior to the adoption thereof, the Company will provide Parent with a copy of all resolutions and other corporate actions contemplated by this Section 2.2, the form and substance of which will be subject to prior reasonable review and comment by Parent, and the Company will consider any such comments in good faith.

(f) As promptly as reasonably practicable after the Closing Date, but in all events within five (5) Business Days after the Closing Date, except as otherwise provided herein, (i) the Surviving Company (or the applicable Subsidiary) will pay to the employee holders of the Company Equity Awards, through its payroll system or payroll provider, all amounts required to be paid to such employee holders in respect of the Company Equity Awards pursuant to this Section 2.2 (other than the Cash Replacement Company RSU Amounts and the Cash Replacement Company PSU Amounts, which will vest and be paid as provided in Section 2.2(b) and Section 2.2(c)) (after giving effect to any required Tax withholdings) and (ii) the Paying Agent will pay all amounts required to be paid to non-employee service provider holders of the Company Equity Awards all amounts required to be paid to such holders in respect of the Company Equity Awards pursuant to this Section 2.2 (after giving effect to any required Tax withholdings), in each case out of the Payment Fund or other funds made available by Parent to the Paying Agent for such purpose. Parent will, or will cause the Surviving Company or its applicable Subsidiary to assume and honor each Cash Replacement Company RSU Amount and each Cash Replacement Company PSU Amounts in accordance with its terms and this Section 2.2.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Per Share Closing Amount to which shareholders of the Company (other than holders of Excluded Shares or Dissenting Shares) shall become entitled pursuant to this Article II. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Per Share Closing Amount in accordance with Section 2.1(a) and Section 2.2(f) (such cash delivered to the Paying Agent being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a) and for purposes of complying with Section 2.4. The Surviving Company shall, and Parent shall cause the Surviving Company to, pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Per Share Closing Amount and other amounts contemplated by this Article II.

(b) As promptly as practicable following the Effective Time (and in any event not later than the first Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Per Share Closing Amount with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)), and (ii) instructions for use in effecting the surrender of such Certificates (or complying with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)) in exchange for the Per Share Closing Amount payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Closing Amount for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.

(c) As promptly as practicable following the Effective Time (and in any event not later than the first Business Day following the Effective Time), Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Per Share Closing Amount payable in respect of Certificates or Book-Entry Shares.

(d) If payment of the Per Share Closing Amount is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) (A) such Certificate so surrendered shall be accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Company, such transfer or (B) such Book-Entry Share shall be properly transferred, as applicable, and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of the payment of the Per Share Closing Amount to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or (B) established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(e) Until surrendered or canceled as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Closing Amount payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(f) With respect to Shares held, directly or indirectly, through the Depository Trust Company (“DTC”), prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to reasonably ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominees as promptly as practicable after the Effective Time (and in any event on the Closing Date), an amount in cash in immediately available funds sufficient to pay the Per Share Closing Amount with respect to all Shares held of record by DTC or such nominee as of immediately prior to the Effective Time (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominee as promptly as practicable after the Effective Time (and in any event on the first Business Day after the Closing Date) an amount in cash in immediately available funds equal to the DTC Payment.

(g) All cash paid upon the surrender for exchange or cancelation of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(h) The Surviving Company shall cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that (i) any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, and (ii) such investments shall only be invested in the manner provided in, or otherwise in accordance with, the Paying Agent Agreement. If for any reason (including investment losses or Shares ceasing to qualify as Dissenting Shares) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Company.

(i) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Per Share Closing Amount payable upon due surrender of their Certificate or Book-Entry Shares. The Surviving Company shall pay all fees, costs, charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Closing Amount.

(j) If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Paying Agent in accordance with the Paying Agent’s customary replacement requirements, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Surviving Company shall cause the Paying Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Closing Amount payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, the Surviving Company or the Paying Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law; provided that, except (i) with respect to backup withholding, (ii) with respect to amounts treated as compensation for Tax purposes, or (iii) with respect to any holder of Shares that fails to provide to the applicable Withholding Agent an IRS Form W-9 or applicable IRS Form W-8, at least ten days prior to the due date of any payment giving rise to such deduction or withholding, the applicable Withholding Agent shall use commercially reasonable efforts to (a) provide written notice to the holder of Shares of such anticipated deduction or withholding, and (b) cooperate with such holder of Shares in good faith to minimize the amount of any applicable deduction or withholding. To the extent that such amounts so withheld are timely and properly paid over to the appropriate Governmental Entity by the applicable Withholding Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, and to the extent available under the Cayman Companies Act, each Share that is issued and outstanding immediately prior to the Effective Time and is held by a holder of Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Companies Act (collectively, the “Dissenting Shares”) shall, at the Effective Time, be canceled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Closing Amount (except as provided in this Section 2.5), and each such Dissenting Shareholder shall instead be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Act; provided that if any Dissenting Shareholder shall have effectively withdrawn or lost its right to dissent in accordance with the Cayman Companies Act, then in each case, as of the later of the Effective Time and the occurrence of such withdrawal or loss of right to dissent, the Dissenting Shareholder shall, in respect of its Shares canceled at the Effective Time, be entitled to receive the Per Share Closing Amount without interest, pursuant to this Section 2.5 and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written notice (and in any event within 48 hours and prior to the date of the Company Shareholders Meeting) of exercise of Dissenter Rights, any attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to Section 238 of the Cayman Companies Act and received by the Company relating to its shareholders’ exercise of Dissenter Rights, and (ii) the right to participate in all negotiations and proceedings with respect to such notices or demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of Dissenter Rights or any demands for appraisal or offer to settle or settle any such Dissenter Rights or any demands or approve any withdrawal of any such Dissenter Rights or demands. Parent shall not, except with the prior written consent of the Company, require the Company (except to the extent conditioned on the occurrence of the Effective Time) to make any payment with respect to any such demands or offer to settle or settle any such demand.

Section 2.6 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Merger Consideration is equal to or greater than the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Act. For the avoidance of doubt, the Ticking Amount is expressly not included in the calculation of the Merger Consideration, and is intended solely to compensate the Company’s shareholders for the lost time value of money in the event of certain delays in their receipt of the Merger Consideration and does not reflect any increase in the assessment of the fair value, enterprise value, or intrinsic value of the Company or its Shares.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents (but excluding any forward-looking disclosures contained under the heading “Risk Factors” or “forward-looking statements”, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Subsidiaries of the Company (i) is an entity duly incorporated or registered (as applicable), and validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, in the case of each of clauses (i) through (iii), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s memorandum and articles of association (the “Company Memorandum and Articles of Association”) as in effect on the date of this Agreement and as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Memorandum and Articles of Association in any material respect.

Section 3.2 Capitalization of the Company.

(a) The authorized share capital of the Company is US$884.43788 divided into 500,000,000 Class A common shares, par value $0.0000011951862 per share (the “Company Class A Common Shares”), 140,000,000 Class B common shares, par value $0.0000011951862 per share (the “Company Class B Common Shares”), and 100,000,000 preference shares, par value $0.0000011951862 per share (the “Company Preference Shares”). As of the close of business on August 11, 2026 (the “Capitalization Date”), (i) 118,548,679 Company Class A Common Shares and 98,639,873 Company Class B Common Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) no Shares were held in the treasury of the Company, (iii) no Company Preference Shares were issued and outstanding, (iv) an aggregate of 39,123,458 Shares were subject to the exercise of outstanding Company Options (excluding Company Options outstanding under the Company ESPP), (v) 5,776,197 Shares were subject to outstanding Company RSUs (which outstanding Company RSUs will not, in any event, settle for more than such number of Shares in the aggregate), 761,532 of which are Single Trigger RSUs, (vi) 843,049 Shares were subject to outstanding Company PSUs, assuming attainment of the applicable performance goals at one hundred percent (100%) of target, which Company PSUs could vest, at the maximum levels of performance permitted under the applicable award agreements, with respect to no more than 1,264,573 Shares in the aggregate (equal to 150% of the aggregate target number of Shares subject to outstanding Company PSUs), and (vii) 890,323 Shares reserved for purchase under the Company ESPP. Except as set forth above, and except for changes since the Capitalization Date resulting from the exercise of Company Options and settlement of outstanding Company RSUs and Company PSUs, in each case outstanding on the Capitalization Date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares or voting securities of the Company, or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company, and (C) there are no other options, calls, warrants or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the Company of any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(b) Each of the outstanding shares or other voting securities of each of the Company’s Subsidiaries is duly authorized, validly issued, and, in the case of the Company’s Subsidiaries that are corporations, fully paid and nonassessable, and all such shares or other voting securities are owned by the Company or another wholly owned Subsidiary of the Company and are owned free and clear of all Liens of any nature whatsoever (other than Liens imposed by generally applicable U.S. securities Laws or as expressly contemplated hereby), except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(b)(i) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. Section 3.2(b)(ii) of the Company Disclosure Letter also sets forth, as of the Capitalization Date, the aggregate number of Subsidiary Incentive Equity Interests outstanding, by class and by issuer.

(c) Within fourteen (14) Business Days of the date of this Agreement, the Company will provide Parent with a correct and complete list of all Company Options, Company RSUs, Company PSUs and Subsidiary Incentive Equity Interests outstanding as of the Capitalization Date, including, with respect to each such award: (i) the identification number of the holder thereof, (ii) the type of award, (iii) the total number of Shares (or, in the case of Subsidiary Incentive Equity Interests, units or other interests) underlying such award (in the case of Company PSUs, at both the target and maximum levels of performance), (iv) the grant date, (v) the applicable vesting schedule (including any acceleration provisions and whether each Company RSU constitutes a Single Trigger RSU), (vi) in the case of Company Options, the exercise price per Share and the expiration date and, in the case of Subsidiary Incentive Equity Interests, the applicable participation threshold, and (vii) the Company Equity Plan or other plan or agreement pursuant to which such award was granted. To the knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Equity Award (A) was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective by all necessary corporate action, (B) is exempt from, or in compliance with, Section 409A of the Code (to the extent applicable), and (C) was granted in accordance with the terms of the applicable Company Equity Plan and applicable Laws in all material respects (including valid exemptions from registration under applicable securities Laws). To the knowledge of the Company, there are no outstanding rights, commitments, promises or obligations to grant, issue or sell any Company Equity Awards or any other equity interests in the Company.

(d) The Company has furnished or made available to Parent complete and accurate copies of the Company Equity Plan and each form of agreement evidencing outstanding Company Equity Awards, and no outstanding Company Equity Award is subject to terms that deviate in any material respect from the applicable form.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Plan of Merger, to perform its obligations hereunder and to consummate the Transactions, subject only to the approval and authorization of the Company’s shareholders by the affirmative vote of holders of Shares representing at least two-thirds of the votes cast by such holders as, being entitled to do so, vote in person or by proxy at the Company

Shareholders Meeting in favor of a special resolution authorizing this Agreement and the Plan of Merger (the “Company Shareholder Approval”), the accuracy of the representations and warranties set forth in Section 4.10, and the filing of the Plan of Merger (along with any other documents required by the Cayman Companies Act) with the Registrar of Companies pursuant to the Cayman Companies Act. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights generally or general principles governing the availability of equitable remedies (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

(b) The Company Board (acting on the unanimous recommendation of the Special Committee), at a meeting duly called and held, has (i) determined that this Agreement, the Merger, and the other Transactions are advisable, fair to and in the best interests of the Company, (ii) authorized and approved the execution and delivery of this Agreement and the Plan of Merger and the performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the Transactions, (iii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger, (iv) directed that the authorization and the adoption of this Agreement and the Plan of Merger be submitted to a vote at the Company Shareholders Meeting, and (v) subject to Section 5.4, recommended that the Company’s shareholders authorize and vote in favor of adoption of this Agreement and the Plan of Merger (such recommendation, the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, withdrawn or modified in any manner adverse to Parent.

(c) The approval and authorization of this Agreement and the Plan of Merger by way of the Company Shareholder Approval in accordance with Section 233(6) of the Cayman Companies Act and the Company’s Memorandum and Articles of Association is the only vote of the holders of the Shares that is necessary pursuant to applicable Law and the Company’s Memorandum and Articles of Association to approve and authorize the execution, delivery and performance by the Company of this Agreement and the Plan of Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) Assuming the accuracy of the representations and warranties set forth in Section 4.10, the execution, delivery and performance of this Agreement by the Company, and subject to obtaining the Company Shareholder Approval, the consummation by the Company of the Transactions, do not and will not (i) conflict with or violate the Company Memorandum and Articles of Association or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of Section 3.4(b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancelation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange or other self-regulatory) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any Antitrust Laws or Foreign Investment Laws, (iii) such filings as may be required under applicable Insurance Laws, (iv) such filings as are necessary to comply with the applicable requirements of the New York Stock Exchange (“NYSE”), (v) the filing of the Plan of Merger (along with any other documents required by the Cayman Companies Act) with the Registrar of Companies pursuant to the Cayman Companies Act, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise furnished all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since July 24, 2025 (all such forms, reports, statements, certificates and other documents filed or furnished since July 24, 2025 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents (including any financial statements of the Company contained therein) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2026, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to the absence of notes and to normal period-end adjustments).

(c) The Company has made available to Parent true and complete copies of the following statutory statements (or local equivalents in any applicable jurisdiction outside the United States), in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (i) the annual statement of each Insurance Company as of and for the annual periods ended December 31, 2023, 2024 and 2025, in each case as filed with the applicable Primary Regulator for such Insurance Company, and (ii) the quarterly statement of each Insurance Company as of and for the quarterly period ended March 31, 2026, in each case as filed with the Primary Regulator of such Insurance Company. The Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and present fairly, in all material respects, the statutory financial position and results of operations of the Insurance Companies as of their respective dates and for the respective periods covered thereby.

(d) The Company has established and maintains disclosure controls and procedures as defined in and required by Rule 13a-15 under the Exchange Act, which disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act to allow timely decisions regarding required disclosure.

(e) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act), which system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with authorization of officers and directors of the Company, and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, in each case since January 1, 2024, (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) to the knowledge of the Company, any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2024, (A) there has been no material change in the Company’s or its Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto, and (B) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. The Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K and the Company has identified no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, in the management of the Company’s assessment of internal controls through to the date hereof.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company Group, other than (a) liabilities and obligations reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2026 (or the notes thereto) included in the Company SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business since March 31, 2026, (c) liabilities and obligations which have been discharged or paid in full prior to the date of this Agreement, (d) liabilities and obligations incurred in connection with the Transactions, (e) liabilities and obligations arising from any executory Contract binding on the Company or any of its Subsidiaries (none of which results from or was caused by a breach by the Company or any of its Subsidiaries of any such Contract) and (f) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) and the Schedule 13E-3 (if applicable) will, at the time it is first mailed to the shareholders of the Company, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 (if applicable) will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 (if applicable) based on information supplied by or on behalf of Parent, Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference therein.

Section 3.8 Absence of Certain Changes or Events.

(a) Since January 1, 2026, except as otherwise contemplated or permitted by this Agreement, the business of the Company Group has been conducted in the ordinary course of business in all material respects.

(b) Since January 1, 2026, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect.

(c) Since December 31, 2025 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof and prior to the Closing Date, would have required the consent of Parent under Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(xiii) or, solely with respect to the foregoing clauses, Section 5.1(b)(xix).

Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”), other than ordinary course claims within applicable policy limits made under or in connection with Insurance Contracts issued by one or more Insurance Companies, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity, and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Laws, Taxes and Privacy Laws, Sanctions and Anti-Corruption Laws (which are the subject of Sections 3.11, 3.13, 3.14, 3.19, and 3.20, respectively), the Company Group is, and since January 1, 2024 has been, in compliance with all Laws applicable to the Company Group or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company Group has in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan and separately identifies each such plan that is maintained outside the jurisdiction of the United States (each, a “Foreign Plan”); provided, that to the extent that there exist certain forms of agreements that would each individually constitute a Company Benefit Plan, such list includes only the forms of such agreements in lieu of all individual agreements that follow such forms in all material respects. With respect to each material Company Benefit Plan, the Company has furnished or made available to Parent a current, accurate, and complete copy thereof (including all amendments and attachments thereto) (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description and other equivalent written communications by the Company Group to their employees concerning the extent of the benefits provided thereunder and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) to the knowledge of the Company, (A) each Company Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the provisions of applicable Law, (B) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan, and (C) all contributions required to be made under the terms of any Company Benefit Plan have been timely made in all respects;

(ii) to the knowledge of the Company, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement), and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Benefit Plan;

(iii) there is no Action by any Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan, or the assets of any of the trusts under any of the Company Benefit Plans (other than routine claims for benefits); and

(iv) (A) each Foreign Plan that is intended to qualify for special Tax treatment meets all of the requirements for such treatment, (B) all employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction, and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full, (C) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and none of the Transactions will cause such assets or insurance obligations to be less than such benefit obligations, and (D) each Foreign Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Entities.

(c) Neither the Company nor any of its Subsidiaries, nor, solely with respect to clauses (i) and (ii) below, any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414 of the Code has in the past six years maintained, established, contributed to, or been required to contribute to, or has any liability (contingent or otherwise) with respect to, any employee benefit plan that is or was (i) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a plan that provided benefits other than “money purchase benefits” as defined in the UK Pension Schemes Act 1993.

(d) The execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director, or consultant of the Company or any Subsidiary to any payment of compensation or benefits (including severance) (whether in cash, property, or the vesting of property), (B) accelerate the time of payment, funding, or vesting, or increase the amount of, or otherwise enhance, any benefit due any such employee, officer, director, or consultant, or (C) result in the payment or provision of any amount or benefit (including accelerated vesting) that will not be deductible by reason of Section 280G of the Code or that will be subject to an excise tax under Section 4999 of the Code.

(e) The Company and its Subsidiaries have no obligation to indemnify any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following termination of employment, other than benefits or coverage required to be provided under Part 6 of Title I of ERISA or Section 4980B(f) of the Code or other applicable Law, the full cost of which is borne by the recipient (or any beneficiary of the recipient).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been established, maintained and administered in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(h) In respect of each acquisition of securities within Chapter 2 of Part 7 (Restricted Securities) of the Income Tax (Earnings and Pensions) Act 2003 an election has been made by each Company and its Subsidiaries with the current or former employee or director under section 431(1) (Election for full disapplication of this Chapter) of ITEPA in respect of all securities using the correct forms prescribed by HMRC and within the applicable limits.

(i) There are and have been no payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company and its Subsidiaries by an employee benefit trust or another third party, falling within the provisions of Part 7A of ITEPA.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, each Subsidiary Incentive Equity Interest (i) was issued in compliance with applicable Law and on the form of award agreement made available to Parent, (ii) has been the subject of a timely and valid election under Section 83(b) of the Code, to the extent applicable, and (iii) other than preferred units issued with respect to any Subsidiary of the Company domiciled in Puerto Rico, entitles the holder thereof to participate in distributions of the applicable issuer solely on a pro rata basis with the other equity interests of such issuer, and does not provide for any catch-up or other disproportionate or accelerated share of any proceeds or distributions, and (iv) will not, as a result of the execution and delivery of this Agreement or the consummation of the Transactions, either alone or in combination with any other event, vest or accelerate or entitle the holder thereof to any payment in cash or other property or any other right.

Section 3.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other Contract with any labor union, works council or labor organization nor has any labor union or employee representative body requested recognition. There is no, and since January 1, 2024, there has not been, any pending labor dispute, strike, work stoppage, lockout, or to the knowledge of the Company, threat thereof, by or with respect to any employees, officers or consultants of the Company or any of its Subsidiaries (in their capacities as such), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group is and since January 1, 2024, has been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, holiday pay, the UK Working Time Regulations 1998, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the year prior to the date of this Agreement there have been no (i) actual or threatened grievance or disciplinary proceedings commenced by or against any current or former executive, officer or supervisory employee of the Company Group and (ii) formal claims or allegations of harassment (whether sexual harassment or otherwise) have been made pursuant to the Company Group’s established procedures for the reporting of such allegations against any current or former executive, officer or supervisory employee of the Company Group, in each case that remain unresolved as of the date hereof. Neither the Company nor any of its Subsidiaries is party to any material Actions or settlements pursuant to which material obligations remain outstanding, in either case involving such matters and relating to any current or former executive, officer or supervisory employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have reasonably investigated all formal allegations of sexual harassment and material misconduct of, or against, any employee of the Company or any of its Subsidiaries, in each case in accordance with their respective established procedures for the reporting of such allegations, and the Company and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further conduct of such type with respect to each such allegation that the Company and its Subsidiaries deemed to have potential merit.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no employee or worker of the Company Group located in the United Kingdom is entitled to severance (with the exception of contractual notice periods) or redundancy payments in excess of the amounts mandated by applicable legislation nor has the Company Group had a policy or practice of making any such payments in the two years prior to the date of this Agreement.

(e) To the knowledge of the Company, in the year prior to the date of this Agreement, no current or former employee of any member of the Company Group has made a protected disclosure within the meaning of the UK Employment Rights Act 1996 or any equivalent legislation in any relevant jurisdiction.

(f) To the knowledge of the Company, no member of the Company Group has been a party to any transfer of employees to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) (or its equivalent) has applied in the previous three years.

(g) To the knowledge of the Company, no current or former employee or independent contractor of the Company or its Subsidiaries is in violation in any material respect of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other similar obligation: (i) owed to the Company or its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; and (ii) neither the Company nor any of its Subsidiaries has received any written unresolved notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required by applicable Law to be filed by the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects;

(b) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid (whether or not shown as due on such Tax Returns);

(c) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or being contested in good faith;

(d) as of the date of this Agreement, there are no Actions now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries by a Governmental Entity principally with respect to any Tax;

(e) neither the Company nor any of its Subsidiaries has been in the last two years a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed by Section 355 of the Code;

(f) neither the Company nor any of its Subsidiaries has been a party to a “listed transaction” within the meaning of United States Treasury Regulations Section 1.6011-4(b)(2) or have been subject to any requirement to provide information pursuant to Part 7 of the U.K. Finance Act 2004 or any related regulations or any comparable provision of state, local or foreign Tax Law;

(g) neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or other group (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor or by Contract, other than pursuant to agreements entered into in the ordinary course of business and the primary subject matter of which is not Taxes, other provision of applicable Law;

(h) other than as the result of extending the due date of a Tax Return in the ordinary course, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Taxes, which waiver or extension that will be in effect after the Closing;

(i) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts paid or owing to any employee, former employee, independent contractor, creditor, equity holder or other Person have been withheld in compliance with applicable Law and the Company and each of its Subsidiaries has complied in all respects with all related reporting and record keeping requirements;

(j) neither the Company nor any of its Subsidiaries will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) as the result of any change in accounting method made by the Company or any of its Subsidiaries prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed by the Company or any of its Subsidiaries prior to the Closing; (iii) any prepaid amount received or deferred revenue accrued by the Company or its Subsidiaries outside the ordinary course of business prior to the Closing; (iv) any installment sale or open transaction made or entered into by the Company or its Subsidiaries outside the outside the ordinary course of business prior to the Closing; (v) adjustment in the methodology of discounting unpaid losses under Sections 846 of the Code; (vi) change in the basis for determining any item referred to in Section 807(c) of the Code or (vii) an intercompany item under Treasury Regulations Section 1.1502-13 created between the Company and any of its Subsidiaries before the Closing or an excess loss account created between the Company and any of its Subsidiaries outside the ordinary course of business before the Closing under Treasury Regulations Section 1.1502-19;

(k) each Insurance Company that is treated as a “domestic corporation” for U.S. federal income tax purposes is subject to Tax under Section 832 of the Code and does not hold any life insurance reserves within the meaning of Section 816(b) of the Code;

(l) neither the Company nor any of its Subsidiaries organized outside of the United States has made an election under Section 953(d) of the Code to be treated as a domestic corporation;

(m) any “subscriber savings accounts” (if any) established by Woodstar Reciprocal Exchange Holding Company, LLC have been maintained in accordance with applicable Tax law (including Section 832(f) of the Code); and

(n) there are no existing Tax sharing or similar arrangements that may or will require that any payment be made by either the Company or any of its Subsidiaries, other than (i) any such agreements entered into solely by and among the Company and any of its Subsidiaries and (ii) any customary indemnification or gross up provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any of its Subsidiaries is a party or by which they are bound (in each case, other than (v) any Reinsurance Agreement, (w) each Contract that relates to Investment Assets (including the disposition, custody or acquisition thereof), (x) any Company Benefit Plan and Insurance Contracts, (y) purchase orders or statements of work entered into or received in the ordinary course of business, and (z) Contracts solely between or among the Company and any of its wholly owned Subsidiaries or solely between or among any wholly owned Subsidiaries of the Company), that:

(i) is a Contract for the purchase of goods, services, equipment, or other assets providing for either (A) payments by the Company or any of its Subsidiaries of $2,000,000 or more in the aggregate from January 1, 2024 through June 30, 2026, or (B) receipts by the Company or any of its Subsidiaries of more than $50,000,000 during the trailing twelve months ended June 30, 2026, in each case other than Contracts that can be terminated by the Company or any of its Subsidiaries on 90 days’ notice or less without payment by the Company or any of its Subsidiaries of any material penalty;

(ii) expressly limits, in any material respect, the ability of the Company or any of its Subsidiaries to compete with any Person in any line of business or to freely engage in business in any jurisdiction, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on 90 days’ notice or less without payment by the Company or any of its Subsidiaries of any material penalty;

(iii) relates to indebtedness for borrowed money (other than any trade payables made in the ordinary course of business or any such Contracts solely between or among the Company and any of its Subsidiaries) of the Company or any of its Subsidiaries having an outstanding or committed principal amount in excess of $5,000,000;

(iv) grants a license, covenant not to sue, or other right from the Company or any of its Subsidiaries to any Person with respect to any material Owned Intellectual Property (other than (A) non-disclosure agreements entered in the ordinary course of business, (B) licenses granted to service providers in connection with the provision of services for the Company or any of its Subsidiaries, (C) non-exclusive licenses granted by the Company Group in the ordinary course of business pursuant to its standard terms and conditions available at https://accelerant.ai/terms-and-conditions, and (D) Contracts where licenses of Intellectual Property are merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license);

(v) grants a license, covenant not to sue, or other right to the Company or any of its Subsidiaries with respect to any third party Intellectual Property that is material to the business of the Company Group (other than (A) non-disclosure agreements entered in the ordinary course of business, (B) Contracts with employees and independent contractors pursuant to the Company’s or the applicable Subsidiary’s standard form employee and independent contractor Contracts, forms of which have been made available to Parent, (C) non-exclusive licenses granted by service providers in connection with the receipt of services; (D) licenses of Software and other technology commercially available on standard terms for an annual fee of no more than $500,000, (E) any “open source”, “copyleft” or other similar type of licenses, and (F) Contracts where licenses of Intellectual Property are merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license);

(vi) is an investment advisory or investment management agreement to which the Company or any of its Subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decision with respect to any Investment Asset and, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(vii) is a material partnership, joint venture, strategic alliance or similar Contract;

(viii) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries (entered into outside the ordinary course of business) or any Person beneficially owning five (5) percent or more of the outstanding Shares, on the other hand;

(ix) any stockholders’ agreement, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or relating to the disposition, voting or dividends with respect to any equity securities of the Company; or

(x) any Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

All contracts of the types referred to in clauses (i) through (viii) above are referred to herein as “Material Contracts”. The Company has made available to Parent true and complete copies of all Material Contracts as of the date hereof or has publicly filed such Material Contracts in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(b) Each Material Contract is valid and binding on each of the Company’s Subsidiaries party thereto (and, if the Company is a party, on the Company) and, to the knowledge of the Company, any other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and (ii) no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 3.16 Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company Group are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with the lapse of time or the giving of notice or both, would constitute such a breach of or default under, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of all leases of real property (excluding any leasehold interests held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets) (each, a “Real Property Lease”) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies real property (such real property, the “Leased Real Property”) in the operation of the business of the Company Group as of the date hereof and which provide for aggregate annual rent payments in excess of $1,000,000 in any of the last three calendar years (unless such lease may be terminated on not more than 90 days’ notice without payment by the Company Group of any material penalty). The Leased Real Property is the only real property used or held for use in connection with the operation of the business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its respective Leased Real Property free and clear of all Liens (other than any Permitted Liens). The Company and its Subsidiaries do not own any real property (excluding any leasehold interests held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Leased Real Property, (i) the applicable Real Property Lease in full force and effect and are enforceable against the Company or its Subsidiary (as applicable) and any other party thereto in accordance with their respective terms, subject to the Enforceability Exceptions, and (ii) neither the Company nor any Subsidiary of the Company is in breach or default under the applicable Real Property Lease or has delivered or received any written notice of any default by the Company or any Subsidiary of the Company (as applicable) or any other Person under any such lease or sublease affecting the Leased Real Property, and to the knowledge of the Company, no event has occurred or and no circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered or applied for trademarks or service marks, patents, patent applications, registered copyrights, and domain names owned or purported to be owned by the Company or any of its Subsidiaries on the date hereof and that are material to the business of the Company Group (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancelation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved. The Company Registered IP is subsisting and, to the knowledge of the Company, valid (or, with respect to applications, validly applied for) and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Owned Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of all Liens (except Permitted Liens) and the Company and its Subsidiaries have valid and enforceable rights to use all other Intellectual Property used in or necessary for the conduct of their respective businesses; provided, that the foregoing does not constitute a representation or warranty that the Company Group, the conduct of the business of the Company Group, or any Intellectual Property used by the Company Group has not infringed, misappropriated or violated or does not infringe, misappropriate or violate any Intellectual Property of a third Person, which is exclusively the subject matter of Section 3.18(d).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each member of the Company Group has taken commercially reasonable efforts to maintain the confidentiality of the information of the Company Group that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company Group has not since January 1, 2023, infringed, misappropriated or otherwise violated and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third party in connection with the conduct of their respective businesses, (ii) neither the Company nor any of its Subsidiaries has received since January 1, 2023 any written notice or claim asserting that any such infringement, misappropriation or other violation is occurring, which notice or claim remains pending or unresolved, (iii) to the knowledge of the Company, no third party is misappropriating, infringing or otherwise violating, and has not since January 1, 2023, misappropriated, infringed or otherwise violated, any Owned Intellectual Property, and (iv) no Owned Intellectual Property is subject to any outstanding order, judgment, decree or stipulation in which the Company or any of its Subsidiaries is named as a party thereto restricting or limiting in any material respect the use or licensing of such Owned Intellectual Property by the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the IT Systems are adequate for the operation of the business of the Company Group as currently conducted.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no software product included in Owned Intellectual Property made commercially available by any member of the Company Group (the “Software Products”) incorporates, links, or otherwise uses any software licensed under “open source”, “copyleft” or other similar type of licenses in a manner that obligates (A) the Company Group to disclose, make available, offer or deliver to any third party any portion of the source code of any Software Product, (B) the Company Group to grant the right to make derivative works or other modifications to any Software Product or portions thereof or grant any Person any rights or immunities under any Owned Intellectual Property, (C) the use or distribution of any Software Product be made subject to the terms and conditions of such “open source”, “copyleft” or other similar type of license, or (D) the distribution of any Software Product for no consideration.

(g) No member of the Company Group has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any, or agreed to disclose, deliver, make available or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code for the Software Products (other than to employees, consultants, and contractors of the Company Group bound by written confidentiality obligations or other legal obligations of confidentiality with respect thereto). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Software Products are free from any defects, malicious code, bugs, or security vulnerabilities.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no member of the Company Group has used artificial intelligence tools (“AI Tools”) to create or develop, or contribute to the creation or development of, Software Products or related documentation in manner that adversely affects the Company Group’s rights in and to the Software Products. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no member of the Company Group has included any sensitive Personal Information, trade secrets or material confidential or proprietary information in any prompts or inputs into any AI Tools, except in cases where such AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools.

Section 3.19 Data Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each member of the Company Group is, and since January 1, 2023 has been, in compliance in all material respects with (i) all applicable Laws relating to privacy, data security, data protection, the security of IT Systems, security breaches or incidents, transmission of any solicited or unsolicited messages by telephone, email, or text message, use of cookies and similar online tracking technologies, or the collection, storage, processing, use, safeguarding, disclosure, disposal, sharing and/or transfer (collectively, “Processing” or “Processed”) of Personal Information, including, for the avoidance of doubt, Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act and its state analogues (together, “FCRA”), the Gramm-Leach-Bliley Act, state insurance information privacy and cybersecurity Laws, state consumer privacy laws, state consumer health data privacy laws, the EU and UK General Data Protection Regulations, and Laws governing automated decision-making, profiling, or the use of artificial intelligence, predictive models, or external consumer data and information sources, including in connection with insurance (collectively, “Privacy Laws”), (ii) the relevant terms of any Contract relating to privacy, security, or the Processing of Personal Information; (iii) the Payment Card Industry Data Security Standard (PCI-DSS); and (iv) any applicable privacy policies or notices of the any member of the Company Group (collectively, “Privacy Requirements”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2023, no member of the Company Group has received any written notice, threat of investigation or communication, or been subject to any enforcement action, proceedings, investigations (formal or informal), claims, or other legal proceedings from or by any party or person (including from either a data protection authority, a Governmental Entity or a data subject) concerning any actual or alleged violations of Privacy

Requirements by the Company Group (or to the knowledge of the Company, a Company Group service provider with respect to its processing of Personal Information on behalf of the Company Group). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not cause any violation of any Privacy Requirements or require any notices to (or consents from) any Person under applicable Privacy Requirements.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each member of the Company Group has implemented reasonable measures to: (i) protect IT Systems against unauthorized use, access, and intrusion; and (ii) protect Personal Information Processed by or on behalf of the Company Group against loss, damage, and unauthorized Processing as required under the Privacy Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2020, there has been no: (a) breach of security impacting any IT Systems of the Company Group or Personal Information Processed by (or, to the knowledge of the Company, on behalf of) the Company Group; (b) unauthorized access to, acquisition of, or other Processing of Personal Information; or (c) action or circumstance that would give rise to any notification obligations on behalf of any member of the Company Group to any Person under Privacy Requirements.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Where required by applicable Privacy Laws, each member of the Company Group has entered into valid, binding and enforceable written data processing agreements with (i) any persons Processing Personal Information on its behalf as a “Processor” or “Service Provider” (as such terms are defined in applicable Privacy Laws); and (ii) on whose behalf the member of the Company Group is Processing Personal Information as a Processor or Service Provider, such agreements incorporating the mandatory provisions required under applicable Privacy Laws. Where any member of the Company Group acts as a Processor or Service Provider, it has not Processed such Personal Information for its own purposes or in a manner inconsistent with its role as a Processor or Service Provider under applicable Privacy Requirements, except as expressly permitted in the relevant written agreement and in compliance with applicable Privacy Laws.

(e) Where required by applicable Privacy Requirements, each member of the Company Group has obtained valid consent to Process all Personal Information that is or was Processed by any member of the Company Group, and has provided all notices and disclosures required under applicable Privacy Requirements with respect to such Processing, including where such Personal Information was obtained from managing general agents, third party administrators, insurers, brokers, or other indirect sources rather than directly from the individual to whom it relates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no member of the Company Group “sells” or has “sold” Personal Information, as such terms are defined in applicable Privacy Laws.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group exclusively owns, or has valid, enforceable, and sufficient rights to Process, all Company Data (as defined below) as Processed in the operation of the business of the Company Group as currently conducted, including the aggregation and pooling of Company Data across the managing general agents and other sources from which it is received, the development, training, fine-tuning, improvement, testing, and operation of the Company Group’s algorithms, models, and analytics (including artificial intelligence and machine learning models) (collectively, “Company AI Models”), and the provision of Company Data (and data, scores, insights, or analytics derived therefrom) to managing general agents, insurers, reinsurers, capacity providers, investors and other third parties. For purposes of this Agreement, “Company Data” means all data, datasets, and databases Processed by or on behalf of the Company and its Subsidiaries, including Personal Information, policy, claims, exposure and bordereau data, data received from managing general agents, insurers, reinsurers, capacity providers, third party administrators, data licensors, or other third parties, and all data derived from any of the foregoing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such Processing does not violate, and is not restricted or limited by, (i) any Privacy Requirement, (ii) any Contract to which any member of the Company Group is a party (including any agreement with any managing general agent, insurer, reinsurer, third-party administrator, or data licensor), or (iii) any Intellectual Property or other rights of any Person. For purposes of this Agreement, “Company Data” means all data, datasets, and databases Processed by or on behalf of the Company Group, including Personal Information, policy, claims, exposure and bordereau data, data received from managing general agents, insurers, reinsurers, capacity providers, third party administrators, data licensors, or other third parties, and all data derived from any of the foregoing. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will alter, impair, or extinguish any of the Company Group’s rights in or to any Company Data.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each member of the Company Group (i) has all rights necessary to use all data (including Personal Information and data licensed from third parties) used to develop, train, fine-tune, or operate the Company AI Models; (ii) has developed, trained, deployed and operated the Company AI Models in compliance in all material respects with all applicable Laws, including Privacy Requirements, Insurance Law, and Laws and binding regulatory guidance governing unfair discrimination, unfair trade practices, automated decision-making, profiling, or the use of artificial intelligence, predictive models, or external consumer data and information sources in insurance (including bulletins based on the NAIC Model Bulletin: Use of Artificial Intelligence Systems by Insurers, as adopted in any applicable jurisdiction); (iii) has implemented and maintains written policies, procedures, and governance programs applicable to the development and use of the Company AI Models, including risk assessments, bias and outcome testing, validation, and human oversight; and (iv) has not received any written notice, inquiry, or request for information from any Governmental Entity, and there is no Action pending or, to the knowledge of the Company, threatened, in each case concerning any Company AI Model or the Company Group’s use of artificial intelligence, automated decision-making, or profiling.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no member of the Company Group acts as, or engages in any activity that would cause it to be or to be regulated as, a “consumer reporting agency” or a “furnisher” of information to consumer reporting agencies (as such terms are defined or used in FCRA), and no data, score, insight, or other output made available by any member of the Company Group to any managing general agent, insurer, reinsurer, capacity provider, investor, or other Person constitutes a “consumer report.” To the extent any member of the Company Group obtains or uses consumer reports (or information derived therefrom), including in connection with underwriting, claims handling, or fraud prevention, such member has obtained and used such consumer reports in compliance in all material respects with FCRA, including permissible purpose, certification, and adverse action requirements thereunder.

Section 3.20 Sanctions and Anti-Corruption; Outbound Investment; Data Security; and CFIUS.

(a) In the past five years, the Company Group has been in compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and has obtained, satisfied the requirements of or are otherwise qualified to rely upon, all necessary and material import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any material filings with any Governmental Entity, required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals. There are no pending or, the Company’s knowledge, threatened claims, actions, investigations, or other proceedings against the Company Group with respect to Trade Laws.

(b) In the last five years, each member of the Company Group has complied with the U.S. Foreign Corrupt Practices Act of 1977, or all other applicable anti bribery and anti-corruption Laws and regulations (the “Anti-Corruption Laws”).

(c) No member of the Company Group, and no director, officer or employee, of any of member of the Company Group is a Sanctioned Person.

(d) Since April 24, 2019, (i) no member of the Company Group has conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country, and (ii) each member of the Company Group has complied with Sanctions. There is no investigation by or pending self-disclosure to, any Governmental Entity or any legal proceeding, in each case regarding any member of the Company Group’s actual or possible violation of any Anti-Corruption Laws or Sanctions.

(e) No member of the Company Group or, to the knowledge of the Company, any Person acting (or purportedly acting) for the benefit of any member of the Company Group has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder any member of the Company Group that was for the purpose of obtaining or retaining any business or any other business advantage in violation of any Anti-Corruption Law. No member of the Company Group is the subject of any voluntary disclosure or has received written notice of any prosecution or other enforcement action, allegation, or investigation related to any Anti-Corruption Law.

(f) The Company Group is not a “covered foreign person,” as that term is defined in 31 C.F.R. 850.209.

(g) The Company Group is not a “covered person” as defined in Executive Order 14117 and the rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”). Since April 8, 2025, the Company Group has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.

Section 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, (i) no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Laws”) enacted under any applicable Laws and (ii) the Company Board or the Special Committee has taken the necessary action to exempt this Agreement and Merger from any Takeover Laws applicable to this Agreement of the Merger.

Section 3.22 Affiliate Transactions. Except for (a) directors’ and employment-related Contracts filed or incorporated by reference as an exhibit to a Company SEC Document, (b) any other transactions, Contracts, arrangements or understandings between any member of the Company Group, on the one hand, and any director, manager, officer or employee, on the other hand, that pertain to employment arrangements made in the ordinary course of business, and (c) any intercompany Contracts, as of the date hereof, no executive officer or director of the Company is a party to any Contract with or binding upon the Company Group or any of their respective properties or assets that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act.

Section 3.23 Brokers. Except as set forth on Section 3.23 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions, based upon arrangements made by or on behalf of any member of the Company Group.

Section 3.24 Opinion of Financial Advisor. Morgan Stanley & Co. LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated on or before of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than holders of Excluded Shares, Dissenting Shares, or shares held in treasury or held by the Buyer or any affiliate of the Buyer or the Company or any affiliate of the Company or as to which dissenters’ rights have been perfected) pursuant to this Agreement is fair, from a financial point of view, to such holders of Shares. Houlihan Lokey Capital, Inc. has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing), dated on or before of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders of Shares.

Section 3.25 Reserves. The Reserves of each Insurance Company contained in its Statutory Statements as of and for the annual periods ended December 31, 2023, 2024 and 2025, in each case, (a) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles (in each case, except as otherwise noted in such Statutory Statements) and (b) satisfied the requirements of all applicable Law and SAP in all material respects, except as otherwise noted in such Statutory Statements and notes thereto included in such Statutory Statements. The foregoing representation shall not be deemed a representation as to the adequacy or sufficiency of the Reserves for any purpose.

Section 3.26 Reinsurance.

(a) The Company has furnished or made available to Parent a true, complete and correct copy of each material reinsurance treaty or agreement (other than reinsurance treaties or agreements between Subsidiaries of the Company), whether ceded or assumed, including retrocessional agreements, that is in effect as of the date hereof, or under which an Insurance Company has any existing rights, obligations or liabilities (including all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto, “Reinsurance Agreements”). Each Reinsurance Agreement is a legal, valid and binding obligation of the applicable Insurance Company, and, to the knowledge of the Company, each other party thereto, and is enforceable against such Insurance Company, and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by the Enforceability Exceptions). Neither the Company nor any Insurance Company nor, to the Company’s knowledge, any other party to a Reinsurance Agreement, is in any material respect in breach of or in default, under any Reinsurance Agreement, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by the Company, the relevant Insurance Company or, to the Company’s knowledge, any other party thereto. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate, or result in a right to terminate, recapture, rescind, or materially modify any Reinsurance Agreement or any coverage provided by any party thereto.

(b) Except as, individually or in the aggregate, is not and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) with respect to any Reinsurance Agreement under which an Insurance Company is a cedent, neither the Company nor such Insurance Company has received any written notice, or to the Company’s knowledge, oral notice, that the financial condition of any other party to any Reinsurance Agreement is impaired to the extent that a default thereunder may be reasonably anticipated and (ii) to the Company’s knowledge, no counterparty to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy, or similar proceeding.

(c) Except as, individually or in the aggregate, is not and would not reasonably be expected to be, material to the applicable Insurance Company, each applicable Insurance Company is entitled to take the full reinsurance credit that was taken by it in its Statutory Statements pursuant to applicable Insurance Laws and SAP for all amounts reflected therein that are recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, and no Governmental Entity has objected in writing to such characterization and accounting. With respect to any Reinsurance Agreement for which an Insurance Company is taking reinsurance credit on its most recent Statutory Statements or has taken reinsurance credit on any of its Statutory Statements, the Insurance Company complies and, since January 1, 2024, has complied, in all material respects with the applicable requirements of applicable Law and SAP related to the reinsurance credit taken.

(d) Since January 1, 2024, neither the Company nor any of its Subsidiaries (including any Insurance Company) has received any written notice, or, to the knowledge of the Company, oral notice, from any counterparty to a Reinsurance Agreement that (i) any counterparty is cancelling, terminating or changing the scope of rights and obligations under, or not renewing, any such Reinsurance Agreement or (ii) any material amount of reinsurance ceded by such Insurance Company will be uncollectible or otherwise defaulted upon. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the knowledge of the Company, threatened Actions, and since January 1, 2024 there have been no Actions, in each case with respect to any Reinsurance Agreements or any amounts recoverable or payable by the Company or the Insurance Company pursuant to such Reinsurance Agreement, other than disputes in the ordinary course for which adequate loss reserves have been established.

(e) All of the Reinsurance Agreements meet the requirements for risk transfer and reinsurance accounting treatment under applicable Law and SAP.

(f) Section 3.26(f) of the Company Disclosure Letter sets forth a true, complete and correct list of all permitted or prescribed accounting practices utilized by the Insurance Companies.

Section 3.27 Investment Assets.

(a) The annual Statutory Statement of each Insurance Company as of and for the annual period ended December 31, 2025 contains a true, complete and correct list of all Investment Assets that were carried on the books and records of each respective Insurance Company as of December 31, 2025. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of in the ordinary course of business consistent with past practice, or as permitted or otherwise contemplated by this Agreement, after December 31, 2025, each of the Insurance Companies, as applicable, has good, valid and marketable title to all of the Investment Assets stated in such annual Statutory Statement.

(b) As of the date hereof, except as, individually or in the aggregate, is not and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, none of the Insurance Companies has any funding obligations, capital commitments, note purchase commitments or any other commitments of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and there are no material outstanding unfunded commitments thereunder.

Section 3.28 Insurance Business.

(a) Except as, individually or in the aggregate, is not and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2024:

(i) the business of each Insurance Company, Captive Insurance Company, Subsidiary Producer, and, to the Company’s knowledge, Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) has been conducted in compliance in all material respects with applicable Law, including all applicable Insurance Laws, regulating the marketing and sale of insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions;

(ii) (A) each Subsidiary Producer and, to the knowledge of the Company, each Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws), at the time that such Producer sold or produced any Insurance Contract, was duly licensed, authorized and appointed (for the type of business sold or produced by such distributor) in the particular jurisdiction in which such Producer sold or produced such business, and no Subsidiary Producer nor, to the knowledge of the Company, any Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) violated any term or provision of applicable Law, including any applicable Insurance Law, relating to the sale or production of such business, (B) no Subsidiary Producer or, to the knowledge of the Company, Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) has since January 1, 2024 breached the terms of any agency or broker Contract with any Insurance Company in any material respect or violated any applicable Law, including any applicable Insurance Law, and (C) no Subsidiary Producer and, to the knowledge of the Company no Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws), has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of and applicable Law, including any applicable Insurance Law, in connection with such Producer’s actions in his, her or its capacity as a distributor for the Insurance Contracts, and as of the date hereof, to the knowledge of the Company there exists no enforcement or disciplinary proceeding pursuant to which any Governmental Entity alleges any such violation.

(b) Except as, individually or in the aggregate, is not and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole:

(i) other than with respect to any allegations that have been resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2024, no Insurance Regulator has alleged in writing (and, to the Company’s knowledge no Insurance Regulator has orally alleged) that any Insurance Company, Captive Insurance Company or Subsidiary Producer or, to the Company’s knowledge, Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) has violated any applicable Insurance Laws;

(ii) there is no pending or, to the knowledge of the Company, threatened in writing, charge or investigation by any Insurance Regulator relating to possible violations of any applicable Insurance Laws by any Insurance Company, Captive Insurance Company, Subsidiary Producer or, to the Company’s knowledge, Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws);

(iii) each Insurance Company and Captive Insurance Company has been duly authorized by the relevant Insurance Regulator to issue the Insurance Contracts in the jurisdictions in which it operates; and

(iv) since January 1, 2024, each Insurance Company, Captive Insurance Company, Subsidiary Producer and, to the Company’s knowledge, Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any Insurance Regulator.

(c) Other than orders issued by an Insurance Regulator having general applicability to the insurance industry, or to a line of business or a product of an Insurance Company, no Insurance Company, Captive Insurance Company, Subsidiary Producer or, to the Company’s knowledge, Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) is subject to any order or decree of any Insurance Regulator, and no Insurance Regulator has revoked, suspended or limited, or, to the Company’s knowledge, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable Insurance Laws to any Insurance Company, Captive Insurance Company, Subsidiary Producer or, to the Company’s knowledge, Non-Subsidiary Producer (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws).

(d) None of the Insurance Companies is commercially domiciled under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation.

(e) None of the Insurance Companies or Captive Insurance Companies is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application. Each Insurance Company satisfies the minimum capital and surplus requirements under applicable Law in each of the states or jurisdictions in which it conducts the business of insurance. Each Insurance Company satisfies, and since January 1, 2024 has satisfied, the statutory deposit requirements in each of the states or jurisdictions in which it conducts the business of insurance. Each Insurance Company has working capital and risk-based capital not less than the minimum amounts required by any Governmental Entity with jurisdiction over each Insurance Company before giving effect to the transactions contemplated by this Agreement.

(f) Section 3.28(f) of the Company Disclosure Letter contains a true and complete list of all material insurance certificates of authority and all other material approvals, authorizations, consents, franchises, licenses, permits, registrations, certificates, accreditations, qualifications, variances and similar rights to write and/or offer, sell or produce insurance products issued to the Insurance Companies, the Captive Insurance Company, the Subsidiary Producers, and, to the Company’s knowledge, the Non-Subsidiary Producers (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) by any Insurance Regulator or other Governmental Entity (collectively, the “Insurance Licenses”). Each Insurance License is in good standing and in full force and effect. Each of the Insurance Companies, the Captive Insurance Company, the Subsidiary Producers and, to the Company’s knowledge, the Non-Subsidiary Producers (solely with respect to any business conducted by such Non-Subsidiary Producer on behalf of or in coordination with the Company or its Subsidiaries under applicable Insurance Laws) is, and since January 1, 2024, has been, in all material respects in compliance with the terms of each Insurance Licenses held by it and, as of the date hereof, no revocation, lapse, material limitation, suspension or cancellation of any of the Insurance Licenses is pending, or, to the knowledge of the Company, has been threatened in writing by any Insurance Regulator. Other than the Insurance Companies, the Captive Insurance Company, the Subsidiary Producers, and WoodStar Risk Management, Inc., neither the Company nor any of its Subsidiaries conducts or has conducted the business of insurance or reinsurance in any respect. The Company has made available to Parent true and complete copies of (i) all material Insurance Holding Company System Act filings or submissions and any supplements or amendments thereto filed since January 1, 2024 by each Insurance Company with applicable Insurance Regulators and (ii) all material reports of examination (including financial, market conduct and similar examinations) of such Insurance Companies by any Insurance Regulator since January 1, 2024. All material deficiencies or violations noted as of the date hereof in the examination reports described in clause (ii) of the preceding sentence have been resolved to the reasonable satisfaction of the applicable Insurance Regulator that noted such deficiency or violation, in each case, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Parent (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is (i) an exempted company incorporated under the laws of the Cayman Islands with limited liability, validly existing and in good standing under the Laws of the Cayman Islands (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing, except in the case of each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has previously furnished to the Company a true and complete copy of the memorandum and articles of association of Parent and the memorandum and articles of association of Merger Sub, in each case as in effect on the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its memorandum and articles of association in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole shareholder of Merger Sub. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the approval of this Agreement by

Parent in its capacity as the sole shareholder of Merger Sub and the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Act. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions). The board of directors of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the Transactions, including the Merger, to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement. The board of directors of Merger Sub has (a) determined that this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole shareholder, (b) authorized and approved the execution and delivery of this Agreement and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the Transactions, (c) approved and declared advisable this Agreement, the Merger and the other Transactions, and (d) recommended that Parent, as Merger Sub’s sole shareholder, vote in favor of the adoption of this Agreement in accordance with the Cayman Companies Act, in each case, on the terms and subject to the conditions set forth in this Agreement.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, do not and will not (i) conflict with or violate the memorandum and articles of association of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancelation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, takeover and “blue sky” Laws, (ii) any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any Antitrust Laws or Foreign Investment Laws, (iii) such filings as are necessary to comply with the applicable requirements of the NYSE, (iv) such filings as may be required under applicable Insurance Laws, (v) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Act and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 (if applicable) will, at the date such document is filed with the SEC, amended or supplemented or is first published, mailed or given to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 (if applicable).

Section 4.5 Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their Affiliates or any of their respective properties by or before any Governmental Entity and (b) neither Parent, Merger Sub nor any of its Affiliates nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and has not engaged, and prior to the Effective Time will not engage, in any business activities and will have incurred no liabilities or obligations other than as contemplated herein or incidental to its formation. The authorized share capital of Merger Sub consists of one ordinary share, par value $1.00 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding shares of Merger Sub is, and at the Effective Time will be, owned, beneficially and of record, directly by Parent, free and clear of all Liens, other than Liens imposed by generally applicable U.S. securities Laws or as expressly contemplated hereby.

Section 4.7 Financing.

(a) Parent has received and accepted, and delivered to the Company a complete and correct copy of a fully executed Equity Commitment Letter confirming the Sponsor’s commitments to provide Parent with equity financing in an amount up to the aggregate amount set forth therein in connection with the Transactions (the “Financing”). Assuming that (i) the Financing contemplated by the Equity Commitment Letter is fully funded on the terms set forth therein and (ii) the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 (in each case, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), Parent and Merger Sub will have at the Closing funds sufficient to (x) pay the aggregate Per Share Closing Amount payable on or promptly following the Closing Date upon the terms contemplated by this Agreement and (y) consummate the Merger and pay all related fees and expenses of Parent, Merger Sub and their respective Representatives required to be paid in connection with the Closing pursuant to this Agreement (such required funds, collectively, the “Required Amount”).

(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and Sponsor, subject to the Enforceability Exceptions. The Company is a third-party beneficiary of the Equity Commitment Letter on the terms set forth therein. Parent has fully paid, or caused to be paid, any and all commitment or other fees in connection with the Equity Commitment Letter that are payable on or prior to the date hereof. As of the date hereof, the Equity Commitment Letter has not been amended or modified in any respect, no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Sponsor under the Equity Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Equity Commitment Letter delivered to the Company, and, as of the date hereof, Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Equity Commitment Letter.

(c) Each of Parent and Merger Sub acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, its obligations to consummate the Transactions under this Agreement are not conditioned or contingent on its or its Affiliates’ (i) receipt or availability of any funds (including any Financing) or (ii) ability to obtain any financing (including the Financing).

Section 4.8 Guarantee. Prior to or concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the duly executed Guarantee. Guarantor is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all partnership powers required to carry on its business as now conducted and as contemplated to be conducted. The execution, delivery and performance by Guarantor of the Guarantee, and the consummation of the Transactions, are within the partnership powers of Guarantor and have been duly authorized by all necessary partnership action on the part of Guarantor and its partners. The Guarantee is in full force and effect and constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under such Guarantee.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Transactions. The vote or consent of Parent as the sole shareholder of Merger Sub (which Parent agrees shall occur within one Business Day of the date hereof) is the only vote or consent of the holders of any class or series of issued share capital of Merger Sub necessary to approve this Agreement or the Transactions.

Section 4.10 Ownership of Shares. None of Parent, Merger Sub nor any of their respective Affiliates owns, and at all times for the past three years, neither Parent nor any of Parent’s Affiliates has owned, directly or indirectly, beneficially or of record, any Shares or any securities, Contracts or rights convertible into or exercisable or exchangeable for Shares or the right to acquire or vote any Shares, except pursuant to this Agreement.

Section 4.11 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions, based upon arrangements made by or on behalf of Parent or Merger Sub or their respective Affiliates.

Section 4.12 No Foreign Person. Neither Parent nor Merger Sub is a “foreign person” as defined in 31 C.F.R. § 800.224.

Section 4.13 No Other Agreements. Other than the Support Agreement, as of the date hereof, none of Parent, Merger Sub nor any of their respective Affiliates have entered into any Contracts, (and, with respect to those that are written, Parent and Merger Sub have furnished to the Company true, correct and complete copies thereof) with any member of the Company Board or any Company Committee or officers or employees of any member of the Company Group. As of the date hereof, neither Parent, Merger Sub nor any of their respective Affiliates have entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (a) any shareholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Per Share Closing Amount or pursuant to which any shareholder of the Company has agreed to vote against or otherwise oppose any Superior Proposal; or (b) any third party has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or any of their respective Affiliates to finance in whole or in part the Transactions. As of the date hereof, other than the Support Agreement, none of Parent, Merger Sub or any of their Affiliates is party to any Contract that would be required to be disclosed under Item 1005(e) of Regulation M-A promulgated under the Exchange Act.

Section 4.14 Investment Intention. Parent is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that, following the Closing, the Shares will not be registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” laws or pursuant to an exemption from any such registration.

Section 4.15 Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it and its Affiliates and Representatives have (a) had full opportunity to discuss and ask questions regarding the business of the Company Group with the management of the Company, (b) had access to the books and records, facilities, Contracts and other assets of the Company, the “data room” maintained by the Company for purposes of the Transactions and such other information as it has desired or requested to review, and (c) conducted its own independent investigation of the Company Group and the Transactions, and has not relied on any representation, warranty or statement by any Person or any matter regarding the Company Group or any other matter, except those representations and warranties expressly set forth in Article III. Without limiting the foregoing, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered in connection with this Agreement, (1) none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty, express or implied, and (2) none of Parent or Merger Sub is relying on or has relied on any representation, warranty or other statement made by any of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, in the case of each of clauses (1) and (2), concerning the subject matter of this Agreement, the Transactions, the Company Group or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts, business plans or other forward-looking information or strategic plan information regarding the Company, its Subsidiaries or their respective businesses and operations, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Affiliates or Representatives. Each of Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) hereby acknowledges and agrees that (i) there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information, as well as in such strategic plans, (ii) Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information, as well as such strategic plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information or strategic plans), and (iii) none of Parent, Merger Sub, their respective Affiliates and Representatives will have any claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents, other Representatives, or any other Person with respect to any of the foregoing.

Section 4.16 Regulatory Matters; Pending Transactions.

(a) No Governmental Entity has (i) revoked any license or status held by Parent, Merger Sub or any of their Affiliates to conduct insurance operations, or (ii) impaired, limited or restricted the ability of such persons to conduct insurance operations. Each of Parent, Merger Sub and their Affiliates meets all of the requirements on the part of such respective entity prescribed by applicable Law (including the Laws of its jurisdiction of formation or organization) in order for all necessary consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity to be obtained, and there are no facts, events or circumstances, involving or relating to Parent, Merger Sub or any of their Affiliates, that would, or would be reasonably likely to, prevent or delay the granting thereof.

(b) None of Parent, Merger Sub nor any of their Affiliates is party to any transaction pending or contemplated (i) to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or (ii) otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation, in each case, would, or would reasonably be expected to, (x) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity necessary to consummate the Transactions (including the Merger) or the expiration or termination of any applicable waiting period, (y) increase the risk of any Governmental Entity entering a governmental order prohibiting the consummation of the Transactions or (z) delay the consummation of the Financing or the Transactions (including the Merger).

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties expressly and specifically set forth in Article III, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and Parent and Merger Sub are not relying on any representation or warranty, whether made by the Company, any of its Affiliates or their respective Representatives, except for the representations and warranties contained in Article III. In particular, without limiting the foregoing disclaimer, except as expressly provided in Article III, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or any of its or their respective Representatives with respect to (a) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses, (b) the adequacy or sufficiency of Reserves, (c) the effect of the adequacy or sufficiency of the Reserves on any “line item” or asset, liability or equity amount or (d) any oral or written information presented to Parent, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or any other Transaction. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time or the valid termination of this Agreement pursuant to Section 7.1 (the “Applicable Period”), except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (v) for actions otherwise taken (or not taken) by the Company or any of its Subsidiaries to respond to any exogenous event beyond the reasonable control of the Company Group, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in the ordinary course of business in all material respects and (B) preserve the Company’s existing relations with Persons with whom the Company and its Subsidiaries have significant business relationships; provided, that (x) no action by the Company Group with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b), and (y) the failure of the Company Group to take any action prohibited by Section 5.1(b) will not constitute a breach of this Section 5.1(a).

(b) During the Applicable Period, except (1) as expressly contemplated or permitted by this Agreement, (2) as disclosed in Section 5.1 of the Company Disclosure Letter, (3) as required by applicable Law, or (4) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its memorandum and articles of association or any similar governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or liquidate the Company or any of its Subsidiaries, in each case excluding any such transactions among members of the Company Group;;

(iii) terminate, cancel, surrender, suspend, allow to expire, fail to renew, abrogate, obtain or materially amend or modify any Insurance License or any material Permit;

(iv) issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Options or the settlement of Company RSUs or Company PSUs outstanding as of the date hereof and in accordance with the terms of such instruments in effect as of the date hereof, or (B) subject to Section 2.2(d), the issuance of Shares under the Company ESPP;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other direct or indirect wholly owned Subsidiary of the Company;

(vi) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the net settlement or cashless exercise of Company RSUs, Company Options, Company PSUs or other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(vii) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), or make any investment in, any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $10,000,000 individually or $50,000,000 in the aggregate, excluding purchases of inventory in the ordinary course of business consistent with past practice and excluding investment portfolio transactions, including the acquisition of bonds, stocks, other securities, mortgage loans and other investments by the Company or any of its Subsidiaries (the “Investment Assets”) in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $10,000,000 individually or $50,000,000 in the aggregate, excluding sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice and excluding sales of Investment Assets in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines (including in connection with cash management or investment portfolio activities);

(viii) terminate, cancel or amend any material insurance coverage;

(ix) (A) except in the ordinary course of business, materially amend (to the detriment of the Company or any of its Subsidiaries), renew, extend or voluntarily terminate any Material Contract or Reinsurance Agreement, in each case excluding (x) the automatic renewal or extension of any such Material Contract pursuant to its terms, and (y) renewals or amendments on terms that are not less favorable in the aggregate to the Company than the existing terms thereof, or (B) enter into any Contract that would have been a Material Contract under clause (i) (provided that, for purposes of clause (i), any references to a monetary threshold shall be deemed to refer to payments by the Company and its Subsidiaries of $2,000,000 or more in any annual period following the date hereof or payments to the Company and its Subsidiaries of $50,000,000 or more in any annual period following the date hereof), (ii), (vi), (vii) or (x) of the definition thereof if it had been in effect as of the date of this Agreement, in each case excluding (x) new Contracts with existing reinsurance counterparties of the Company and its Subsidiaries as of the date of this Agreement and (y) reinsurance agreements in the aggregate not to exceed $250,000,000 in annual ceded premium;

(x) authorize any capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(x) of the Company Disclosure Letter, except for capital expenditures of less than $5,000,000 million individually or $60,000,000 million in the aggregate;

(xi) other than in the ordinary course of business, (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Company Group), excluding extensions of trade credit and advances of expenses to employees, in each case in the ordinary course of business and consistent with past practice, or (B) incur or guarantee any indebtedness (excluding (x) any guaranty by one or more members of the Company in favor of one or more other members of the Company Group, and (y) borrowings incurred under any revolving credit facility of the Company Group in effect as of the date hereof not exceeding $50,000,000 in the aggregate), in each case of clauses (A) and (B), in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(xii) except to the extent required by the terms of a Company Benefit Plan or any Contract in effect as of the date hereof, or as required by Section 5.9, (A) increase the compensation or benefits (including severance) of any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries with an annual base salary in excess of $250,000, except for increases to base salary in the ordinary course of business of no more than 15% per employee, (B) materially amend, terminate or adopt any compensation or benefit plan (excluding any such adoption or amendment to a health and welfare benefit plan that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of any current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefits, including any equity or equity-based compensation, (D) grant, promise or pay (or commit to grant, promise or pay) any transaction, retention, stay, change-in-control or similar bonus or payment, or any equity or equity-based awards, or amend or modify the terms of any outstanding Company Equity Award, or (E) establish or fund (or provide any funding for) any rabbi trust or other funding arrangement in respect of any Company Benefit Plan;

(xiii) implement or adopt any material change in its (A) methods of accounting, or (B) underwriting, pricing, claims handling, loss control, reserving, investment, hedging or actuarial practices, guidelines (including the Investment Guidelines) or policies or any material assumption underlying an actuarial practice or policy, in each case, except as may be appropriate or required to conform to changes in applicable Law, SAP or GAAP;

(xiv) (A) revoke or change any material Tax election, except for elections made in the ordinary course of business; (B) surrender any claim for a refund of material Taxes, (C) enter into any Tax allocation agreement (other than between the Company and its Subsidiaries), Tax sharing agreement (other than between the Company and its Subsidiaries), or closing agreement with respect to material Taxes; (D) settle or compromise any material Tax liability related to Taxes, except in the ordinary course of business; (E) consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than in the ordinary course of business); or (F) file any Tax Return in a manner materially inconsistent with past practice (except as required by a change in Law);

(xv) compromise, settle or agree to settle any Action, or consent to the same, excluding compromises, settlements or agreements in the ordinary course of claims activity that involve only the payment of money damages (A) not in excess of $1,000,000 individually or $5,000,000 in the aggregate (excluding monetary obligations that are funded by an insurance policy of the Company or any of its Subsidiaries), or (B) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2025; provided, that the compromises, settlements or agreements of any Action for appraisal of any Dissenting Shares shall be subject solely to Section 2.5 (and not this Section 5.1(b)(xv));

(xvi) make any pledge of any of its material assets (or a material portion thereof) or permit any of its material assets (or a material portion thereof) to become subject to any Liens, other than Permitted Liens;

(xvii) (A) sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or expire, or otherwise dispose of any Company Registered IP or other material Intellectual Property owned or purported to be owned by it (other than non-exclusive licenses granted in the ordinary course of business or with respect to immaterial or obsolete Intellectual Property) or (B) disclose any material trade secrets of or held by it to any third party (other than in the ordinary course of business to a third party bound by adequate confidentiality obligations);

(xviii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other similar restrictive covenant obligation of any current or former employee or independent contractor who has or had a title of Vice President (or similar) or above;

(xix) agree to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xviii);

provided that, notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that an e-mail from one or more of the individuals listed on Section 5.1(b) of the Company Disclosure Letter (or such other persons as Parent may specify by notice to the Company) specifically referencing this Section 5.1(b) and expressly granting consent shall constitute a valid form of consent of Parent for all purposes under this Section 5.1(b).

Section 5.2 Conduct of the Business of Parent and Merger Sub Pending the Merger. During the Applicable Period, and except as may otherwise be required by applicable Law, neither Parent nor Merger Sub shall, directly or indirectly, take any action which is intended to or which would reasonably be expected to (i) prevent, prohibit, restrict or materially delay the ability of Parent or Merger Sub to perform their respective covenants or agreements set forth in this Agreement, the satisfaction of the conditions set forth in Article VII of this Agreement, or the consummation of the Transactions, or (ii) otherwise have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each member of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals; Go-Shop Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until one minute prior to 12:00 a.m. Eastern time on September 22, 2026 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to (and may without restriction hereunder), directly or indirectly, solely with respect to an Excluded Person and its Representatives, (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company and any of its Subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries to such Excluded Person (and its Representatives, including potential financing sources of such Person); provided, that the Company shall, subject to applicable Law and any applicable “clean team” or similar arrangement, promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to an Excluded Person which was not previously provided or made available to Parent, (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Excluded Person (and their respective Representatives) regarding any Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals, and (iii) request or grant a waiver, amendment, or modification of any standstill, non-disclosure, or other restrictive provision contained in any Acceptable Confidentiality Agreement between an Excluded Person and the Company to the extent necessary to permit the Company to comply with its obligations under this Agreement, including pursuant to Section 5.4(g).

(b) Except as set forth in this Section 5.4 (including Section 5.4(a)), during the Applicable Period, the Company shall not, and shall cause its and its Subsidiaries’ respective directors and officers not to, and shall instruct its investment bankers, attorneys, accountants and other advisors (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal (other than to (A) refer an inquiring Person to this Section 5.4 or (B) contact any Person making an Acquisition Proposal to ascertain facts or clarify terms so that the Company Board and any Company Committee may reasonably inform itself as to such Acquisition Proposal), (ii) engage or participate in any negotiations or discussions, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries, in each case for the purpose of encouraging or knowingly facilitating an Acquisition Proposal. Except as set forth in Section 5.4(a), the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons (other than with respect to Parent, its Affiliates and their respective Representatives) conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval, the Company and its Representatives may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of Section 5.4(b) and that the Company Board or any Company Committee determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information (including non-public information) with respect to the Company Group to the Person making such Acquisition Proposal, pursuant to an Acceptable Confidentiality Agreement, (ii) engage or participate in discussions or negotiations with such Person and its

Representatives regarding such Acquisition Proposal, and (iii) otherwise facilitate and encourage such Acquisition Proposal or assist such Person with such Acquisition Proposal; provided, the Company Board or such Company Committee shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, further, that the Company shall, subject to applicable Law and any applicable “clean team” or similar arrangement, promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(d) Subject to the permitted actions contemplated by clauses (e) and (f) below, and Section 7.1(c)(ii), neither the Company Board nor any Company Committee shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”); (iii) fail to include the Company Board Recommendation in the Proxy Statement; (iv) fail to publicly recommend against acceptance of any Acquisition Proposal that is a tender offer or exchange offer by a third party for the Shares pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten (10) Business Days after commencement of such offer (or if the Company Shareholders Meeting is scheduled to be held within ten (10) Business Days from the date of such commencement, promptly, and in any event, no later than two (2) Business Days prior to the scheduled date of the Company Shareholders Meeting); (v) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (or, if the Company Shareholders Meeting is scheduled to be held within five (5) Business Days of such request, within one (1) Business Day after such request and, in any event, no later than two (2) Business Days prior to the scheduled date of the Company Shareholders Meeting) if the Company receives an Acquisition Proposal that is publicly made or announced (other than of the type contemplated by clause (iv)); provided that Parent may make such a request no more than one (1) time per Acquisition Proposal and the Company shall not be required to do so to the extent it would be inconsistent with applicable Law, including the fiduciary duties of the directors; or (vi) resolve or publicly propose to take any action described in the foregoing clauses (i) through (v) (any of such actions, an “Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Agreement, the delivery of a written notice to Parent as contemplated by clauses (e) or (f) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of clause (i) above.

(e) Notwithstanding anything to the contrary set forth in this Section 5.4 or any other provision in this Agreement to the contrary, following receipt of a written Acquisition Proposal by the Company (including, for the avoidance of doubt, any Acquisition Proposal received from any Excluded Person) after the date of this Agreement and prior to obtaining the Company Shareholder Approval, that did not result from a material breach of this Section 5.4, if the Company Board or any Company Committee determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company Board or any Company Committee may, at any time prior to obtaining the Company Shareholder Approval, (i) make an Adverse Recommendation Change, (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or (iii) authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) (A) the Company shall have provided to Parent four (4) Business Days’ prior written notice, that shall (1) state expressly that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) include as exhibits thereto an unredacted copy of the Alternative Acquisition Agreement, and (3) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board or any Company Committee has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable (provided, that in the case of this clause (A), the Company shall be required to provide Parent with a new notice and an additional three (3) Business Day period hereunder if the applicable alternative acquiror materially amends the financial terms or any other material term or condition of the applicable Superior Proposal before the Company Board or any Company Committee makes such Adverse Recommendation Change or terminates this Agreement), and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent has made a request in writing to the Company to engage) during such four (4) Business Day period (subject to any applicable extensions), which may be on a non-exclusive basis, to permit Parent to propose adjustments to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(ii) following the four (4) Business Day period (subject to any applicable extensions), the Company Board or any Company Committee shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Notwithstanding anything to the contrary set forth in this Section 5.4 or any other provision in this Agreement to the contrary, upon the occurrence of any Intervening Event, the Company Board or any Company Committee, at any time prior to obtaining the Company Shareholder Approval, may make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and (2) state expressly that, subject to clause (ii) below, the Company Board or any Company Committee has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent has made a request in writing to the Company to engage) during such four (4) Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board or any Company Committee to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that each time material modifications to the Intervening Event occur before the Company Board or any Company Committee makes an Adverse Recommendation Change or terminates this Agreement, the Company shall notify Parent of such modification and the time period set forth in this Section 5.4(f)(i) shall recommence, provided that such time period shall instead be three (3) Business Days from the date of such notification; and

(ii) following the four (4) Business Day period (subject to any applicable extensions), the Company Board or any Company Committee shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) During the Applicable Period, the Company shall (i) promptly (and in any event within 48 hours after knowledge of receipt by an executive officer or director of the Company) advise Parent orally and in writing of any written Acquisition Proposal received by the Company or any of its Representatives (including, for the avoidance of doubt, any Acquisition Proposal received from any Excluded Person) and the material terms of any such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, and (ii) keep Parent informed of any material change in the terms of any such Acquisition Proposal and the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof, including by providing a copy of material documentation relating thereto that is exchanged between the Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) promptly after receipt thereof.

(h) Nothing set forth in this Agreement shall prevent the Company or the Company Board or any Company Committee from (i) disclosing to the shareholders of the Company any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing to Company shareholders such other position or disclosure contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to equity holders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board or any Company Committee, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law, and in either case, such action taken pursuant to this Section 5.4(h) shall not constitute an Adverse Recommendation Change.

Section 5.5 Preparation of Proxy Statement; Shareholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (but not earlier than the No-Shop Period Start Date), the Company shall, with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company, prepare the Proxy Statement and file the Proxy Statement in preliminary form with the SEC. To the extent required in connection with the Transactions, the Company, Parent and Merger Sub shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 with respect to the Transactions (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”).

(b) Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to the Company all information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Schedule 13E-3 (if applicable). The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 (if applicable) as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company shall correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 (if applicable), which shall not have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and the Schedule 13E-3 (if applicable) and any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 (if applicable) or for additional information.

(c) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, unless this Agreement is validly terminated pursuant to Article VII, the Company, acting through the Company Board or any Company Committee, shall (i) take all action necessary to duly call, give notice of, convene and hold a Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval, and (ii) except to the extent that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee shall have effected an Adverse Recommendation Change in accordance with Section 5.4(c), include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the adoption of this Agreement; provided that the Company may, in its sole discretion, postpone, recess, delay, or adjourn the Company Shareholders Meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary to obtain the Company Shareholder Approval for up to twenty (20) Business Days in the aggregate, (iii) if determined in good faith by the Company Board, after consultation with its legal counsel, that such adjournment, recess, delay or postponement is necessary under applicable Law or is reasonably necessary to comply with a request from the SEC or its staff, or (iv) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting (it being understood that the Company may not postpone, recess or adjourn the Company Shareholders Meeting more than two (2) times pursuant to this clause (ii) without Parent’s prior written consent).

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries, officers, directors, and other Representatives to (i) afford to Parent reasonable access during normal business hours, consistent with applicable Law and the Confidentiality Agreement, to its properties, offices, other facilities and books and records, and (ii) furnish Parent with all financial, operating and other data and information relating to the Company Group as Parent shall reasonably request in writing, in each case subject to the limitations set forth in this Section 5.6. Notwithstanding the foregoing, (A) neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, (B) any records, data or other information requested pursuant to the foregoing shall only be required to be delivered in the form in which it is ordinarily maintained, (C) any such investigation or consultation shall be conducted in such a manner as to not interfere unreasonably with the business or operations of the Company Group or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company Group of their normal duties and (D) none of Parent, Merger Sub, nor their respective officers, employees or other Representatives shall be permitted to conduct any environmental testing or sampling, including facility surface and subsurface soils and water, air or building materials or other environmental media. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (1) breach any Contract with any third-party, (2) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any of its Subsidiaries or violate any applicable Law (it being agreed that, in the case of clauses (1) and (2), the Company shall give notice to Parent of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such agreement or waive the applicable privilege), (3) include personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the Company’s good faith determination, is sensitive or the disclosure of which would violate applicable Law or could subject the Company or its Affiliates to risk of liability, (4) include information reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, or (5) relate to the consideration, negotiation and execution of this Agreement, or subject to the disclosure requirements set forth in Section 5.4, any Acquisition Proposal, or (6) subject to disclosure requirements set forth in Section 5.4, relate to any Excluded Persons.

(b) Each of Parent and Merger Sub shall hold and treat and shall cause its Representatives to hold and treat in confidence all documents and information concerning the Company Group furnished to Parent or Merger Sub in connection with the Transactions in accordance with the Confidentiality Agreement, dated as of March 24, 2026, between Parent (or an Affiliate thereof) and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(c) From the date hereof until the Closing, without the Company’s prior written consent, each of Parent and Merger Sub shall not, and each shall cause its Affiliates and Representatives not to, contact any employees, independent contractors, customers, vendors, suppliers, or distributors of, or other third parties having business relationships with, the Company Group, other than in the ordinary course of Parent or its Affiliates’ businesses where such contact does not relate to the Company Group, this Agreement, or the Transactions and is in any event conducted in compliance with the terms of the Confidentiality Agreement.

Section 5.7 General Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including this Section 5.7(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1 and Section 5.8), Parent and Merger Sub shall (and shall cause their respective controlled Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (a) take (or cause to be taken) all actions; (b) do (or cause to be done) all things; and (c) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including by (i) causing the conditions to the Merger of the other Parties set forth in Article VI to be satisfied (but not waived) and (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities; (B) making all registrations, declarations and filings with Governmental Entities, in each case of this clause (ii) that are necessary or advisable to consummate the Transactions; and (C) in the case of the Company, using reasonable best efforts to obtain all consents, waivers, approvals, orders and authorizations from the counterparties to the contracts (in respect of the contracts) set forth on Section 3.4(a) of the Company Disclosure Letter (and, in connection therewith, the Company shall provide Parent a draft form of consent for its review and keep Parent reasonably apprised of the status of the Company’s efforts to obtain such consents, waivers, approvals, orders and authorizations from third parties); provided, that, notwithstanding anything to the contrary contained in this Agreement, (1) neither the Company nor any of its Affiliates shall be required to pay any consent, waiver or approval fees unless reimbursed by Parent in full and (2) the parties acknowledge and agree that the failure to obtain any such consent, waiver, approval, order or authorization pursuant to the foregoing clause (C) shall not, in and of itself, give rise to a breach of this Agreement and obtaining any such consent, waiver, approval, order or authorization pursuant to the foregoing clause (C) shall not, in and of itself, be a condition to the obligation of the parties hereto to consummate the Transactions. In furtherance of the foregoing, subject to applicable Law, each of the Company and Parent shall use commercially reasonable efforts to promptly notify each other of (x) any notice or other communication received by such Party from any Governmental Entity or third party in connection with the Transactions or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Transactions, or (y) any Action commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relates to the Transactions. This Section 5.7 shall not apply to any filings, submissions, or notifications (or drafts thereof) required under Insurance Laws, Antitrust Laws or Foreign Investment Laws, which shall be governed by Section 5.8.

Section 5.8 Regulatory.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall cooperate with the other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under all applicable Insurance Laws, Antitrust Laws and Foreign Investment Laws to consummate the Transactions at the earliest practicable date (and in any event no later than the Termination Date), including: (i) causing the preparation and filing as promptly as practicable of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under any Insurance Laws, Antitrust Laws or Foreign Investment Laws; (ii) using reasonable best efforts to defend all Actions by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions under any Insurance Laws, Antitrust Laws or Foreign Investment Laws; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any Insurance Laws, Antitrust Laws or Foreign Investment Laws and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity under any Antitrust Laws or Foreign Investment Laws that would prevent, prohibit, restrict or delay the consummation of the Transactions; provided that the obligations set forth in the foregoing clauses (ii) and (iii) shall not apply with respect to such challenges or actions by such Governmental Entity under any Insurance Law unless commenced by such Governmental Entity.

(b) In furtherance and not in limitation of the provisions of Section 5.8(a): (i) each of the Parties, as applicable, shall (A) prepare and file as promptly as practicable (and in any event no later than ten (10) Business Days from the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, and (B) prepare and file as promptly as practicable appropriate filings (in draft form, where applicable) under the Antitrust Laws and Foreign Investment Laws in the jurisdictions set forth in Section 6.1(c)(ii) of the Company Disclosure Letter; (ii) Parent shall, or shall cause its Affiliates to, file or cause to be filed with the applicable Governmental Entities (A) the Form A Filings and the Non-U.S. Change of Control Filings as promptly as practicable, and in any event no later than the Change of Control Filing Deadline (provided, however, that the information referenced in the definition of Change of Control Filing Deadline shall not include biographical affidavits, fingerprint cards, and personal financial statements, which, in each case, shall be provided no later than thirty (30) Business Days from the date of this Agreement or, in the case of the Canada Approval, if applicable, thirty (30) Business Days from the date of delivery of the Canada Notice in accordance with Section 5.19(c) (or, in the case requested by a Governmental Entity in respect of a natural Person for whom Parent reasonably believed at the time of the initial filing that such information was not required to be submitted, thirty (30) Business Days from the date of such request) or to background checks, which shall be provided by the official background check provider as promptly as practicable after submission of the biographical affidavits), (B) as promptly as practicable, any pre-acquisition notifications on Form E or similar market share notifications, including any applicable exemption requests from such notification filings, in each jurisdiction where required by applicable Insurance Laws, (C) as promptly as practicable, any change of control of a licensed insurance producer applicable to all Producer Subsidiaries in each jurisdiction where required by the applicable Insurance Laws, (D) as promptly as practicable, any change of control filings required with respect to the Captive Insurance Company under the Insurance Laws, and (E) as promptly as practicable, any other declarations, filings and notifications necessary to obtain any approvals, consents, registrations, Permits, authorizations or other confirmations from any third party that are necessary, proper or advisable to consummate the Merger and the other Transactions; and (iii) (A) if any Person that is currently an ultimate controlling person or control person (as such term is commonly understood under applicable Insurance Laws) of any Insurance Company and, after consummation of the Transactions, would continue to be such an ultimate controlling person or control person or (B) if any Person is not an ultimate controlling person or control person (as such term is commonly understood under applicable Insurance Laws) and would become an ultimate controlling person or control person as a result of the Transactions (other than Parent and its Affiliates) then, in each case, the Company shall, and shall cause its Affiliates to, file or cause to be filed with the applicable Governmental Entities those filings set forth on Section 6.1(c)(iii)(b) of the Company Disclosure Letter (the “Rollover and Other Controller Insurance Regulatory Approvals”) as soon as practicable and in any event within sixty (60) days after the date of this Agreement. Parent shall pay all filing fees for the filings required under the Insurance Laws, Antitrust Laws and Foreign Investment Laws by the Company and Parent.

(c) If a Party receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the Transactions, including a “Second Request” under the HSR Act, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, a response which is, at a minimum, and in the reasonable judgment of such Party, in substantial compliance with such request. Parent agrees that it will not withdraw or refile any filing or stay, toll or extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay the consummation of the Transactions, except with the prior written consent of the Company.

(d) The Parties shall keep each other apprised of the status with respect to the matters set forth in this Section 5.8 and work cooperatively in connection with obtaining the approvals of or clearances under Insurance Laws, Antitrust Laws and Foreign Investment Laws from each applicable Governmental Entity, including:

(i) promptly cooperating with each other in connection with filings or submissions required to be made by any Party under any Insurance Law, Antitrust Law or Foreign Investment Laws and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, (x) no Party will make any notification, response to any request for information or other substantive filing in relation to the Transactions with any Governmental Entity, including draft filings submitted to any Governmental Entity and the initial filings under the HSR Act and otherwise set forth in Section 5.8(b), without first providing the other Party with a copy of such notification in draft form and giving such other Party a reasonable opportunity to review, comment on and discuss in advance its content before it is filed with the relevant Governmental Entities, and such first Party shall in good faith consider and take account of all reasonable comments timely made by the other Party in this respect;

(ii) promptly furnishing to the other Party all information within its possession that is required for any application, response to any request for information or other filing to be made by the other Party pursuant to applicable Law in connection with the Transactions;

(iii) to the extent permitted by applicable Law or Governmental Entity, promptly notifying each other of any substantive communications and furnishing each other with copies of all written correspondence, filings and instruments which do not involve matters confidential to the party receiving such communications, from or with any Governmental Entity, in each case with respect to the matters set forth in this Section 5.8;

(iv) ensuring, to the extent permitted by applicable Law or Governmental Entity, that each of the Parties is entitled to attend and, to the extent reasonable in light of the subject matter of the meeting, participate in any substantive meetings with or other substantive appearances before any Governmental Entity with respect thereto;

(v) consulting and cooperating with one another in connection with all analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Insurance Laws, Antitrust Laws or Foreign Investment Laws, including affording the other Party the opportunity to review, comment on and discuss such materials in advance, and to consider in good faith such other Party’s reasonable comments to any substantive communication to be provided to any Governmental Entity; and

(vi) without prejudice to any rights of the Parties, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions; provided, that, notwithstanding the foregoing, in the event of a disagreement between the Parties, the final determination as to the appropriate course of action with respect to resolving or defending against any Action brought or threatened to be brought by any Governmental Entity under any applicable Law, including Antitrust Laws and Foreign Investment Laws, shall be made by Parent consistent with Parent’s obligations under this Section 5.8.

(e) In addition, subject to the provisions in this Section 5.8, Parent shall use its reasonable best efforts to take, or cause to be taken, all other action and shall do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws and Foreign Investment Laws to consummate the Transactions, including using its reasonable best efforts to obtain the expiration of all applicable waiting periods and obtain all other approvals and any other consents required to be obtained in order for the Parties to consummate the Transactions.

(f) In furtherance and not in limitation of its obligations under Section 5.2, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture, or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, expiration of waiting period, qualification or order from a Governmental Entity necessary for the consummation of the Transactions or the expiration or termination of any applicable waiting period under any Insurance Law, Antitrust Law or Foreign Investment Law, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting or delaying the consummation of the Transactions under any Insurance Law, Antitrust Law or Foreign Investment Law, or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(g) Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.8(j), the obligations of Parent under this Section 5.8 shall include Parent committing to (and causing its Affiliates to commit to): (i) selling, divesting, or otherwise conveying assets, categories, portions or parts of assets or businesses of Parent and its controlled Affiliates; (ii) agreeing to sell, divest, or otherwise convey any asset, category, portion or part of an asset or business of the Surviving Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company Group to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Company Group prior to the Effective Time; and (iv) licensing, holding separate (through the establishment of a trust or otherwise) or entering into similar arrangements with respect to its respective assets or the assets of the Company Group or the conduct of business arrangements or terminating any existing relationships and contractual rights and obligations; provided that, for purposes of this Section 5.8, none of Parent’s non-controlled Affiliates, including any investment funds or investment vehicles affiliated with, or managed or advised by, any direct or indirect equity holder of Parent or any portfolio company (as such term is commonly understood in the private equity industry), are required to agree or commit to take, or not take, any actions relating to any of their respective assets, businesses or voting securities or part or interest thereof; provided, further, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consent, approval, clearance or authorization of, or the expiration or termination of any applicable waiting period under, any Antitrust Law or Foreign Investment Law, Parent shall not be obligated to take or refrain from taking, or to agree to it, its Subsidiaries, its Affiliates or the Company or its Subsidiaries taking or refraining from taking, any action (including any of the actions described in clauses (i) through (iv) above), or to suffer to exist any limitation, action, restriction, condition or requirement, which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, nothing in this Section 5.8 shall require the Company or any of its Affiliates to take or agree to take any of the actions listed in clauses (i) through (iv) above unless the effectiveness of such action is conditioned upon the occurrence of the Effective Time.

(h) Notwithstanding anything to the contrary in this Section 5.8, any materials exchanged in connection with this Section 5.8 may be redacted as necessary to address reasonable privilege or confidentiality concerns or references to personally identifiable information, and to remove references concerning valuation or other competitively sensitive material, and the Parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 5.8 as “outside counsel only.”

(i) Except with respect to the Rollover and Other Controller Insurance Regulatory Approvals (if any), the regulatory strategy of which shall be controlled solely by the Company and its Affiliates, without limiting Parent’s and Merger Sub’s other obligations under this Section 5.8, Parent shall be entitled to control the regulatory strategy of, and direct the defense of this Agreement and the Transactions before, any Governmental Entity and take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding (i) the expiration or termination of any applicable waiting period relating to the Transactions under any Antitrust Laws or Foreign Investment Laws, or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Entity, in each case so long as Parent consults (A) in advance with the Company and in good faith takes the Company’s views into account regarding the overall strategic direction of any such defense, meetings or negotiations, including in good faith seeking to address any concerns raised by the Company with respect thereto, and (B) with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such defense, meetings or negotiations and in good faith takes the Company’s views into account with respect to thereto, including in good faith seeking to address any concerns raised by the Company in connection therewith. Without limiting the foregoing, if the structure of the Transactions changes after the date of this Agreement as a result of any rollover, reinvestment or similar arrangement of any direct or indirect equityholder of the Company or any member of management of the Company Group, Parent shall, acting reasonably and based on the advice of counsel and following consultation with the Company, make the final determination as to whether such change requires any amended or supplemental notification or filing under the foreign Antitrust Laws or Foreign Investment Laws specified in Section 6.1(c)(ii) of the Company Disclosure Letter; provided that Parent shall use reasonable best efforts, acting under advice of counsel, to ensure that the description of the Transactions provided in notifications under the Antitrust Laws or Foreign Investment Laws specified in Section 6.1(c)(ii) of the Company Disclosure Letter, is sufficiently broad to cover changes to the rollover, reinvestment or similar arrangement of any direct or indirect equityholder of the Company or any member of management of the Company Group that are agreed following the date of this Agreement.

(j) Solely with respect to the obtaining of the Insurance Regulatory Approvals, notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to take or refrain from taking or to agree to it, its Subsidiaries, its Affiliates or the Company or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement and the Exhibits and Schedules to this Agreement) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, (i) have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole, (ii) have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of Parent and its Affiliates (which, for purposes of this clause (ii), shall be deemed to include Affiliates of ACP Insurance Management, LLC and ACP Accelerant Holdings, L.P.) taken as a whole (provided, that, for purposes of determining whether any limitation, restriction, condition, qualification or requirement would, or would reasonably be expected to be, material to Parent and its Affiliates, taken as a whole, Parent and its Affiliates collectively shall be deemed to be a company the size of the Company and its Subsidiaries, taken as a whole), (iii) impose any requirement on Parent or any of their respective Subsidiaries or Affiliates (which, for purposes of this clause (iii), shall be deemed to include Affiliates and Subsidiaries of ACP Insurance Management, LLC and ACP

Accelerant Holdings, L.P.) to make any material capital commitment or material capital contribution or enter into or provide any material capital guarantee or material keep well or similar material capital maintenance undertaking (or, in the case of Sponsor or its Affiliates (for the avoidance of doubt, other than any current controlling persons of Parent, including Parent’s ultimate controlling person (as such term is commonly understood under applicable Insurance Laws), Parent and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries)), any capital commitment or capital contribution or enter into or provide any capital guarantee or keep well or similar capital maintenance undertaking), or (iv) impose any limitation, action, restriction, condition or requirement on Sponsor (which, solely for purposes of this clause (iv), shall be deemed to include ACP Insurance Management, LLC and ACP Accelerant Holdings, L.P.) or any of its Affiliates, investment funds, permanent capital vehicles, or other collective investment vehicles or portfolio companies (for the avoidance of doubt, other than any current controlling persons of Parent, including Parent’s ultimate controlling person (as such term is commonly understood under applicable Insurance Laws), Parent and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries)) with respect to engaging in, investing in or acquiring any type or line of material business (each, a “Burdensome Condition”). Without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition. The Parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and reasonably engage with, the applicable Governmental Entity regarding any reasonable approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so that it would no longer be a Burdensome Condition. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Affiliates be required to agree to take or enter into any action described in this Section 5.8 which is not conditioned upon the Closing.

(k) As promptly as practicable (and in any event no later than ten (10) Business Days) after the date of this Agreement, the Company shall cause WoodStar Specialty Insurance Company (“WSIC”) to (a) withdraw the application currently pending before the Delaware Department of Insurance requesting such regulator’s approval for WSIC to become a Delaware-domiciled insurance company and (b) initiate an application before the Arkansas Insurance Department requesting such regulator’s approval for WSIC to become an Arkansas-domiciled insurance company.

Section 5.9 Employee Matters.

(a) Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries who continues to be employed by the Surviving Company or any of its Subsidiaries following the Effective Time (each, a “Company Employee”) may have under any Company Benefit Plan or applicable Law, and except as otherwise agreed in writing between Parent and a Company Employee, Parent will cause the Surviving Company and each of its Subsidiaries, as applicable, for a period commencing at the Effective Time and ending on the twelve (12)-month anniversary thereof (or, if earlier, the date of such Company Employee’s separation of employment with the Surviving Company), to maintain for each Company Employee

(i) a base salary or base wage that is no less than the base salary or base wage provided to such Company Employee immediately prior to the Effective Time, (ii) an annual target cash bonus opportunity that is no less favorable than the annual target cash bonus opportunity as in effect for such Company Employee immediately prior to the Effective Time, (iii) retirement, health and welfare benefits (excluding any equity-based compensation, post-employment health and welfare benefits and any defined benefit pension benefits) that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time, and (iv) severance benefits that are no less favorable than the severance benefits that would have been provided to the Company Employee under the Company’s severance arrangements in effect immediately prior to the Effective Time (it being understood that this sentence does not limit the obligations of Parent or the Company to honor the terms of any Company Benefit Plan providing severance benefits). Further, Parent commits to maintain the Company Benefit Plans and to take the employment-related actions set forth on Section 5.9(a) of the Company Disclosure Letter.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Company to, give each Company Employee full credit for purposes of eligibility, vesting, and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans) under each employee compensation, incentive, and benefit (including vacation) plan, program, policy, and arrangement maintained as of and after the Effective Time by Parent, any of its Subsidiaries, or the Surviving Company in which the Company Employee participates (each, a “Parent Plan”) for the Company Employee’s service with the Company, its Subsidiaries, and their predecessor entities to the same extent recognized by the Company Group under the comparable Company Benefit Plan immediately prior to the Effective Time, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), Parent and its Subsidiaries will use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company Group immediately prior to the Effective Time, in each case, with respect to the plan year in which the Effective Time occurs and to the same extent provided under the comparable Company Benefit Plan.

(c) With respect to the Company’s fiscal year in which the Effective Time occurs, Parent shall, or shall cause one of its Affiliates (including, following the Effective Time, the Surviving Company) to, pay, pursuant to each Company Benefit Plan that is a bonus or incentive plan (the “Bonus Plans”), a bonus to each Company Employee who is a Bonus Plan participant determined based on actual performance for such fiscal year in accordance with such Bonus Plan, prorated for the number of days such Company Employee was actually employed during the applicable bonus period and payable at such time as bonuses paid under the Bonus Plans are paid in the ordinary course of business consistent with past practice. Notwithstanding the foregoing (or anything in any Bonus Plan to the contrary), if a Company Employee who is a Bonus Plan participant is terminated by Parent, the Surviving Company or any of their respective Affiliates without Cause (as such term is defined in the applicable Company Benefit Plan) after the Effective Time and prior to the payment of such bonus, such Company Employee shall remain entitled to receive, and Parent shall cause to be paid, such prorated bonus determined pursuant to this Section 5.9(c), and such bonus shall be paid at the same time bonuses are paid to Company Employees who remain continuously employed.

(d) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(e) Prior to making any written or broad-based oral communications to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries pertaining to compensation or benefit matters described in this Agreement or to compensation or benefits that will be provided by Parent or any of its Affiliates following the Effective Time, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and the Company will consider any such comments in good faith and incorporate them to the extent reasonably practicable; provided, however, that the Company will not be required to provide advance copies of (i) any communication that is consistent with prior communications previously reviewed by Parent or (ii) any communication relating to ordinary course compensation and benefits matters that does not relate to the Transactions or to post-Closing compensation or benefits to be provided by Parent or any of its Affiliates (it being understood that this clause (ii) does not permit any change to compensation or benefits that is not otherwise permitted by Section 5.1(b)(xii)).

(f) Except as set forth in this Section 5.9, nothing contained in this Agreement will (i) be treated as an amendment to any Company Benefit Plan, (ii) obligate Parent or the Surviving Company to maintain any particular benefit plan or arrangement, or (iii) prevent Parent or the Surviving Company from amending or terminating any benefit plan or arrangement or terminating the employment of any Company Employee at any time, or (iv) be deemed to guarantee employment for any Company Employee for any period of time. Nothing herein is intended to provide any Company Employee or former employee any third-party beneficiary rights under this Agreement.

Section 5.10 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement or the Transactions, each of the Company and Parent and their respective boards of directors shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement and the Transactions.

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee or director may have under any agreement or Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, and the Surviving Company shall, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of any member the Company Group (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions), arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries, or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Memorandum and Articles of Association as at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent, the Surviving Company or its Subsidiaries, to the fullest extent permitted under applicable Law and the Company Memorandum and Articles of Association as of the date hereof within ten (10) Business Days of receipt by Parent or the Surviving Company from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the Cayman Companies Act or the Company Memorandum and Articles of Association, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent, the Surviving Company nor any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any Action or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (C) Parent, the Surviving Company and its Subsidiaries, as applicable, shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the memorandum and articles of association (or comparable organizational documents) of the Company Group or in any indemnification agreement between such Indemnified Party and the Company Group shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time.

(c) For a period of six years from the Effective Time, Parent and the Surviving Company shall (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company Group, (ii) cause to be provided substitute policies or (iii) purchase or cause the Surviving Company to purchase, a “tail policy,” in any case of at least the same coverage and amounts and containing other terms and conditions that are not less advantageous in the aggregate than the directors’ and officers’ liability insurance coverage and fiduciary liability insurance currently maintained by the Company Group with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance); provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such maximum amount; provided, further, that if the Surviving Company desires to purchase a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Company shall purchase the maximum amount of annual coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company Group with respect to matters arising on or before the Effective Time, covering without limitation the Transactions; provided that the Company shall not, without Parent’s prior written consent, pay a net aggregate premium for such prepaid tail policy in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company.

(d) Notwithstanding anything to the contrary in this Agreement, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding anything to the contrary in this Agreement, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors, assigns and legal representatives as express third party beneficiaries of this Section 5.11 (and may not be amended, altered or repealed without their prior written consent).

(f) In the event that the Surviving Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers, conveys or disposes all or a majority of its properties and assets to any Person or engages in any division transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company will take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Public Announcements. The initial press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Following such initial press release, each of Parent (or its applicable Affiliate) and the Company shall reasonably consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rule or regulation of, any national securities exchange or national securities quotation system (provided that, to the extent permitted by applicable Law, Parent shall have a reasonable prior opportunity to review any public statement, disclosure or communication made in connection therewith and the Company shall consider Parent’s reasonable comments thereto in good faith), (b) with respect to an Acquisition Proposal or Adverse Recommendation Change made in accordance with this Agreement, (c) to enforce rights and remedies under this Agreement, and (d) that the Company may make any press release, public statement or filing to be issued or made pursuant to Section 5.4(g); provided that the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by the Company or Parent, as applicable, or to the extent that they have been reviewed and previously approved by both the Company and Parent.

Section 5.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to timely perform their respective obligations under this Agreement, including with respect to the consummation of the Transactions. Parent, in its capacity as the sole shareholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the Cayman Companies Act immediately following the execution and delivery of this Agreement by the Parties.

Section 5.15 Financing. Each of Parent and Merger Sub shall use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Parent in the Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter and (v) consummating the Financing at or prior to the Closing, including by causing the Sponsor to fund the Financing at or prior to the Closing, in each case in accordance with the terms of this Agreement and the Equity Commitment Letter.

Section 5.16 Cooperation with Debt Financing.

(a) During the Applicable Period, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and Merger Sub and their Subsidiaries such cooperation as may be reasonably requested by Parent and Merger Sub that is necessary in connection with the arrangement, syndication and borrowings contemplated by any debt financing in connection with the Transactions (the “Debt Financing”) to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, including commercially reasonable efforts to:

(i) upon reasonable advance notice and during normal business hours of the Company, participate (and cause non-legal Representatives with appropriate seniority to participate) in a reasonable but limited number of ratings agency presentations and lender meetings at locations and times to be mutually agreed (which presentations and meetings shall be conducted by teleconference or virtual meeting platforms unless otherwise agreed by the Company);

(ii) provide such financial or other customary information regarding the Company that is reasonably available or within the Company’s possession in connection with the timely preparation of customary rating agency presentations, bank information memoranda, credit agreements and similar documents required; provided that the foregoing shall contain language that exculpates the Company or any of its Subsidiaries with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof;

(iii) reasonably assist Parent in connection with the execution, delivery, preparation and registration of (but with respect to executing, unless effective only at or following the Closing Date) any pledge and security documents and other definitive financing documents (including any schedules and exhibits thereto and customary certificates), and otherwise reasonably facilitate the pledging of collateral and the granting of security interests (it being understood that such documents will not take effect until the Closing Date);

(iv) provide executed customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities; provided that the foregoing shall contain language that exculpates the Company or any of its Subsidiaries with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof;

(v) take all corporate and other actions, subject to the occurrence of the Closing Date, to permit the consummation of the Debt Financing;

(vi) at least four (4) Business Days prior to the Closing Date, furnish Parent with all documentation and other information required by regulatory authorities as a condition to any Debt Financing pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230; provided, that the Company shall have received a written request therefor at least ten (10) Business Days prior to the Closing Date; and

(vii) provide Parent with (1) customary payoff letters in form and substance reasonably satisfactory to Parent with respect to any indebtedness for borrowed money (including the Company’s and its Subsidiaries’ credit facility) (such indebtedness “Existing Indebtedness”), which shall provide (x) the total amount required to be paid to fully satisfy the obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the “Payoff Amount”), (y) wire instructions for payment of such Payoff Amount, and (z) that upon payment of the Payoff Amount set forth in such payoff letter, all guarantees and Liens, if any, in connection therewith shall be released and terminated and (2) other customary documents and deliverables in form and substance reasonably satisfactory to Parent to release and terminate all related guarantees and Liens, if any; provided that the Company shall use commercially reasonable efforts to provide drafts of each of the foregoing at least four (4) Business Days prior to the Closing Date. At the Closing, Parent and Merger Sub shall pay (or cause to be paid) to the lenders under any Existing Indebtedness the Payoff Amount specified in each payoff letter (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified in each payoff letter to fully discharge all liabilities and obligations of the Company and its Subsidiaries outstanding under any Existing Indebtedness (including the release and discharge of all related guarantees, liens and security interests) and to terminate the commitments thereunder (such payoff, the “Company Debt Payoff”).

(b) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.16 shall require any such cooperation to the extent that it could reasonably be expected to (A) require the Company to waive or amend any terms of this Agreement or require the Company or any of its Subsidiaries or Affiliates or its or their Representatives (each, a “Company Party”) to incur any liability for which it is not indemnified by or on behalf of Parent or, make any payment for which it has not received prior reimbursement by Parent, in each case prior to the Closing, (B) require any Company Party to (1) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing, except those that will be made only after the Closing in the case of the Company and its Subsidiaries, or (2) incur any other liability or give any indemnity or otherwise commit to take any action (including any corporate or comparable action), except those that will be effective only at or after the Closing in the case of the Company and its Subsidiaries, (C) unreasonably interfere with the ongoing business or operations of any Company Party, (D) require any Company Party to take any action that could or could reasonably be expected to (1) jeopardize any attorney-client or other applicable legal privilege or protection, as determined by the applicable Company Party, (2) violate its respective memorandum and articles of association (or comparable documents), (3) violate any applicable Law, (4) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, in each case under any provision of any agreement or other instrument binding upon such Person, (5) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Company, any Lien on any of its assets that becomes effective only upon the Closing) or (6) be in conflict with the terms of this Agreement, (E) require any Company Party to enter into or approve any definitive agreement or document related to the Debt Financing that is effective prior to the Closing, (F) result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner, employee, counsel, financial advisor, auditor, agent or other authorized representative of any Company Party, (G) result in any Company Party incurring any personal liability with respect to any matters relating to the Debt Financing (other than customary authorization letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company, its Affiliates and their respective representatives with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof), (H) cause any condition to Closing set forth in this Agreement to fail to be satisfied by the Closing or otherwise result in a breach of this Agreement by the Company, (I) require the Company Board, or any of its directors or manager (in each case, as of immediately prior to the Closing) to adopt resolutions or otherwise approve the agreements, documents and instruments pursuant to which the Debt Financing is obtained, or (J) require any Company Party to (1) to prepare or deliver any pro forma financial information, projections or other forward-looking financial information, (2) change any of their respective fiscal periods, (3) provide any financial or other information that is not readily available, historically prepared, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X) or (4) execute or deliver any certificate (including any solvency certificate), legal opinion, agreement, arrangement, document or instrument relating to the Debt Financing in each case that is effective prior to the Closing, and in no event shall any action, liability or obligation of the Company or any of its Subsidiaries under any such certificate, agreement, arrangement, document or instrument (including, in each case, the execution thereof) relating to the Debt Financing be required to be effective prior to the Closing (other than customary authorization letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company, its Affiliates and their respective representatives with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof). The parties hereto agree that preparing any information with respect to the prospects and plans for the Company’s business and operations in connection with the Debt Financing will be the sole responsibility of Parent and Merger Sub, and no Company Party shall be required to provide any information or make any representations with respect to capital structure, the incurrence of the Debt Financing, other pro forma information relating thereto or the manner in which each of Parent and Merger Sub intends to operate, or cause to be operated, the Company’s business after the Closing.

(c) All non-public or other confidential information regarding the Company or its Subsidiaries obtained by Parent or Merger Sub or their respective Representatives, in each case pursuant to this Section 5.16, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) to prospective lenders and investors during syndication and marketing of the Debt Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Debt Financing (which shall, in any event, require customary “click-through” confidentiality undertakings or other affirmative action) and (ii) on a confidential basis to rating agencies.

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used in a customary manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of any of them.

(e) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.16), (i) Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Affiliates or the Company Parties in connection with the Financing and/or the arrangement thereof (including the actions and cooperation contemplated by this Section 5.16), except that Parent shall have no obligation to reimburse any amounts that would have been incurred regardless of the Financing and no amounts shall be due or payable prior to the end of the

Applicable Period and (ii) Parent shall indemnify, defend, and hold harmless the Company, its Affiliates, the Company Parties and their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized Representatives from and against any and all damages incurred or suffered by any of them in connection with the Financing, any information used or provided in connection therewith, and/or the arrangement thereof (including any arising from or relating to the actions and cooperation contemplated by Section 5.16), except to the extent resulting from the bad faith, gross negligence, willful misconduct or Willful Breach of this Agreement by the Company, its Subsidiaries or its and their respective Representatives. Parent’s obligations pursuant to this Section 5.16(e) are referred to collectively as the “Reimbursement Obligations”.

(f) Parent and Merger Sub acknowledge and agree that the provisions contained in this Section 5.16 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement and implementation of any financing (including the Financing) to be obtained by Parent with respect to the Transactions and the Equity Commitment Letters, and no other provision of this Agreement (including the exhibits and schedules hereto) or the Equity Commitment Letters shall be deemed to expand or modify such obligations. Notwithstanding anything to the contrary herein, each of Parent and Merger Sub, on behalf of themselves and each of their respective Affiliates, acknowledge and agree that (i) the condition precedent set forth in Section 6.3(c) as applied to the Company’s obligations under this Section 5.16 shall be deemed to be satisfied and the Company shall be entitled to exercise each of the termination rights applicable to it in Article VII of this Agreement (subject to the terms and conditions thereof), in each case, notwithstanding any breach of this Section 5.16 by the Company, except in the case of a Willful Breach of the provisions of this Section 5.16 that was the primary cause of the failure of the Debt Financing to be available and (ii) in no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub, any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 5.17 Stock Exchange De-Listing(a) . In a manner consistent with applicable Law and the applicable rules and policies of the NYSE, Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.18 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, any transfer, stamp, documentary, value added, sales, use, registration, or similar Taxes incurred or imposed with respect to the Transactions, including payments contemplated by, this Agreement (collectively, “Transfer Taxes”) shall be borne and paid for by Parent. The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall prepare and file all such Tax Returns and other documentation in connection with such Transfer Taxes. The applicable Parties shall cooperate in filing such Tax Returns and documents as may be necessary.

Section 5.19 Canada Distribution.

(a) Subject to Section 5.19(c), prior to the Closing, the Company shall use commercially reasonable efforts to take any and all steps and actions required to cause Accelerant Insurance Company of Canada (the “Canada Insurer”) to cease to be owned by the Company or any of its Subsidiaries (the “Canada Distribution”).

(b) Subject to Section 5.19(c), (i) as promptly as practicable following the date hereof, but in any event within twenty (20) Business Days following the date hereof, the Company shall deliver to Parent the proposed steps plan or other actions to be taken in order to consummate the Canada Distribution and (ii) the Parties shall thereafter, and shall direct their respective Representatives to, reasonably cooperate in good faith in order to consummate the Canada Distribution in the most efficient manner practicable (including from a tax, accounting and regulatory perspective) and, without limitation of the foregoing, the Company shall not cause the Canada Distribution to be consummated if such consummation would materially and adversely affect the Company and its Affiliates, taken as a whole, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed).

(c) At any time during the 60 day period following the date of this Agreement, the Company may, in its discretion by written notice (the “Canada Notice”) to Parent, elect not to effect the Canada Distribution. If the Company timely delivers the Canada Notice to Parent, (i) clauses (a) and (b) of this Section 5.19 shall be of no further force or effect, and (ii) Section 6.1(c)(iii) and Section 6.1(c)(iii)(b) of the Company Disclosure Letter (but, for the avoidance of doubt, not Section 6.1(c)(iii)(a) of the Company Disclosure Letter) shall be deemed to include the approval or non-disapproval of the change of control of the Canada Insurer pursuant to an Application to the Office of Superintendent of Financial Institutions for Minister of Finance Approval of a Change of Control pursuant to Subsections 407(1) and 407.1(1) of the Canadian Insurance Companies Act (the “Canada Approval”).

(d) If the Canada Distribution is consummated, none of the representations, warranties and covenants of the Company set forth in this Agreement (other than this Section 5.19) shall apply (or be deemed to have applied at any time) with respect to the Canada Insurer, which for all purposes of this Agreement shall be deemed to be neither an Insurance Company nor a Subsidiary of the Company.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. (i) Any waiting period under the HSR Act applicable to the Transactions, and any agreement with a Governmental Entity to not consummate or to delay consummation of the Transactions, shall have expired or been terminated, (ii) any required mandatory approvals under the foreign Antitrust Laws or Foreign Investment Laws specified in Section 6.1(c)(ii) of the Company Disclosure Letter shall have been obtained and remain in full force and effect, and (iii) the approvals and prior written non-disapprovals from the Governmental Entities specified in Section 6.1(c)(iii) of the Company Disclosure Letter (the “Insurance Regulatory Approvals”) shall have been obtained and remain in full force and effect.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(b) Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the Effective Time; and

(c) The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, confirming that the conditions set forth in the foregoing clauses (a) and (b) of this Section 6.2 have been satisfied.

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization of the Company) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2(c) (Capitalization of the Company), Section 3.3 (Authority),

Section 3.23 (Brokers), and Section 3.24 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date); and (iii) the representations and warranties of the Company set forth in Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;

(b) the representations and warranties of the Company set forth in this Agreement (other than the representations listed in Section 6.3(a)) shall be true and correct as of the Closing Date as though made as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(c) the Company shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

(d) Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (c) and (h) of this Section 6.3 have been satisfied;

(e) no Burdensome Condition shall have been imposed;

(f) unless, in accordance with Section 5.19(c), the Company shall have timely elected not to effect the Canada Distribution, the Canada Distribution shall have been consummated;

(g) holders of no more than 15% of the issued and outstanding Shares shall have validly exercised, and not effectively withdrawn or abandoned, dissent rights under Section 238 of the Cayman Companies Act; and

(h) since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing as of the Closing.

Section 6.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger or the other Transactions to the extent that such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or prior to 11:59 p.m. (New York City time) on August 13, 2027 (the “Initial Termination Date”, and such date, as it may be extended pursuant to this Section 7.1(b)(i), the “Termination Date”); provided, that if on the Initial Termination Date all of the conditions, other than the conditions set forth in Section 6.1(b) (only with respect to any Antitrust Law, Foreign Investment Law or Insurance Law) and Section 6.1(c), shall have been satisfied or waived (to the extent permitted by applicable Law) or shall be capable of being satisfied on the Initial Termination Date (other than those conditions that by their nature are to be satisfied at the Closing (if such conditions are capable of being satisfied were the Closing to occur at such time)), the Termination Date shall immediately and automatically, without any action on the part of any Person, be extended until 11:59 p.m. (New York City Time) on November 13, 2027, and such date as so extended shall be the “Termination Date” for all purposes hereunder; provided, further, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) in the event that any action of such party or Merger Sub (in the case of purported termination by Parent) or failure of such Party or Merger Sub (in the case of purported termination by Parent) to perform or comply with the covenants and agreements of such Party set forth in this Agreement shall have been the principal cause of the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that, subject to Section 5.16(f), no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) in the event that (x) such Party’s or Merger Sub’s (in the case of purported termination by Parent) breach of this Agreement has been the principal cause of such final and nonappealable judgment, order, injunction, rule, decree, or other action being taken or issued, or (y) without limitation of clause (x), such party or Merger Sub (in the case of purported termination by Parent) has failed to comply with its obligations under Section 5.8 with respect to the removal of such judgment, order, injunction, rule, decree, ruling or other action;

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2 to be satisfied, and (B) (1) is either not capable of being cured on or prior to the Termination Date, or (2) if capable of being cured, has not been cured by the earlier of (x) five Business Days prior to the Termination Date, and (y) the thirtieth (30th) day following delivery of the Company’s written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that, subject to Section 5.16(f), the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied);

(ii) if (A) the Company Board or any Company Committee authorizes the Company, to the extent permitted by, and subject to complying with, the terms of Section 5.4, to enter into a definitive binding Alternative Acquisition Agreement with respect to a Superior Proposal, (B) substantially concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4, enters into a definitive binding Alternative Acquisition Agreement providing for a Superior Proposal, and (C) prior to or substantially concurrently with such termination, the Company pays to Parent the Company Termination Fee in accordance with Section 7.3(b); or

(iii) if (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than (x) those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time), and (y) those conditions the failure of which to be satisfied is caused by or results from a material breach by Parent or Merger Sub of this Agreement), (B) the Company has delivered written notice to Parent indicating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Parent or Merger Sub fails to consummate the Merger within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination) and indicating that the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three (3) Business Day period, and (C) Parent or Merger Sub fails to consummate the Merger prior to the expiration of such three (3) Business Day period.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3 to be satisfied, and (B) (1) is either not capable of being cured on or prior to the Termination Date, or (2) if capable of being cured, has not been cured by the earlier of (x) five Business Days prior to the Termination Date, and (y) the thirtieth (30th) day following delivery of Parent’s written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied); or

(ii) if the Company Board or any Company Committee shall have effected an Adverse Recommendation Change, but only prior to the earlier of (x) receipt of the Company Shareholder Approval, and (y) the tenth Business Day following the date on which such Adverse Recommendation Change occurs.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other Party setting forth the basis on which such Party is terminating this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parties, except that (i) the Guarantee and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (ii) the provisions of Section 3.29 and Section 4.17 (No Other Representations or Warranties), Section 5.13 (Public Announcements), Section 5.16(e) (Cooperating with Debt Financing), this Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.3 (Certain Definitions) (to the extent relating to another provision that survives termination), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect; provided, that, subject to Section 7.3(e) and subject to the Parent Liability Limitation, none of the Parties shall be released from any liabilities or damages arising out of a Willful Breach, which liability the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to the Company and the shareholders of the Company (in each case, taking into consideration all relevant matters, including other combination opportunities and the time value of money). Notwithstanding anything to the contrary in this Agreement, a failure of Parent or Merger Sub to consummate the Transactions in breach of this Agreement shall be deemed to be a Willful Breach for all purposes hereunder whether or not Parent, Merger Sub, or any of their respective Affiliates had sufficient funds available to consummate the Transactions. Notwithstanding anything to the contrary in this Agreement, (i) in no event will any of the Company Related Parties seek or obtain, nor will any other Person acting on their behalf be entitled to seek or obtain, any monetary recovery or award in excess of an amount, in the aggregate, equal to the amount of the Parent Termination Fee, plus the Reimbursement Obligations and Enforcement Expenses (such aggregate amount, the “Parent Liability Limitation”) (except pursuant to the Confidentiality Agreement) against the

Parent Related Parties, and (ii) other than pursuant to the Confidentiality Agreement, in no event will any Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties, in the case of each of clauses (i) and (ii), for, or with respect to, this Agreement, the Merger, the Equity Commitment Letter or the Transactions, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure.

Section 7.3 Fees and Expenses.

(a) Expenses. Except as otherwise expressly provided in this Agreement (including as otherwise provided in this Section 7.3), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger and the other Transactions are consummated, except that (i) all filing and other fees paid to any Governmental Entity in respect of the HSR Act, any other Antitrust Law, any Foreign Investment Laws or any Insurance Laws (other than with respect to any such filings made by shareholders of the Company) shall be borne by Parent, (ii) all costs relating to the “tail policy” described in Section 5.11(c) shall be borne by Parent if the Transactions are consummated, and (iii) all fees and expenses of the Paying Agent shall be borne by Parent.

(b) Company Termination Fee. In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i), (but only if, in the case of a termination by the Company, at such time Parent would not be prohibited from terminating this Agreement as a result of the last proviso contained in Section 7.1(b)(i) or Section 7.1(d)(i)), and (A) at any time after the date of this Agreement and prior to termination under Section 7.1(b)(i) or Section 7.1(d)(i), or the taking of a vote to adopt this Agreement at the Company Shareholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)), any bona fide Acquisition Proposal shall have been publicly announced or publicly made known to the shareholders of the Company, and it has been so publicly announced or publicly made known but not withdrawn (x) prior to such termination in the case of such termination under Section 7.1(b)(i) or Section 7.1(d)(i) or, (y) prior to the Company Shareholders Meeting in the case of such termination under Section 7.1(b)(iii) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent the Company Termination Fee. In no event shall the Company be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Company Termination Fee on more than one occasion.

(c) Payment of the Company Termination Fee. Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent in writing (i) prior to, or on, the consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (ii) prior to, or concurrently with, termination in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(ii), or (iii) as promptly as reasonably practicable after termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iii).

(d) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) (or by Parent or the Company pursuant to Section 7.1(b)(i), at a time when the Company had the right to terminate the Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) (in each case, without giving effect to any notice requirement or cure period or right set forth therein)), the Parent shall pay, or cause to be paid, to the Company an amount in cash equal to $295,800,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated in writing by the Company within two (2) Business Days after such termination (or, in the case of any such termination by Parent pursuant to Section 7.1(b)(i), prior to or concurrently with and as a condition precedent to such termination), it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(e) Termination Fee Acknowledgement. The parties hereto acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the Transactions and do not constitute a penalty, and that, without these agreements, the Company, Parent and Merger Sub (as applicable) would not enter into this Agreement; accordingly, (i) if the Company fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), and (ii) if Parent, fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.3, Parent shall pay to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses; provided that, in each case of clauses (i) and (ii), in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees) incurred by the Company or Parent (as applicable) in connection with such suit, together with interest (compounded annually) on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (collectively, “Enforcement Expenses”). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a 365 day year and the actual number of days that have elapsed since payment was required to be made.

(f) The Parties agree that the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(e), shall be the sole and exclusive monetary remedy available to Parent, Merger Sub or any of their respective Affiliates under or related to this Agreement (and the termination hereof), the Transactions (including the failure thereof to be consummated) or any matter forming the basis for such termination in the event any such payment becomes due and payable, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any Action against any Company Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Upon payment of the Company Termination Fee by the Company, neither the Company, nor any Company Related Party, shall have any further liability to Parent, Merger Sub or any other Person for any losses suffered under, arising out of or relating to this Agreement and the Transactions (including the termination hereof and the abandonment of the Merger), whether at law, in contract, in tort, in equity or otherwise.

(g) The Parties agree that the payment of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 5.16(e) and/or Section 7.3(e), shall be the sole and exclusive monetary remedy available to the Company or any of its Subsidiaries under or related to this Agreement (and the termination hereof) and the Transactions (including the failure thereof to be consummated) or any matter forming the basis for such termination in the event any such payment becomes due and payable, and none of the Company or its Subsidiaries shall be entitled to bring or maintain any Action against any Parent Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, in each case except in the case of any claim for fraud or Willful Breach (subject to the Parent Liability Limitation). Upon payment of the Parent Termination Fee by Parent when due and, if applicable, the costs and expenses of the Company pursuant to Section 5.16(e) and/or Section 7.3(e), neither Parent, nor any Parent Related Party, shall have any further liability to the Company, its Subsidiaries or any other Person for any losses suffered under, arising out of or relating to this Agreement and the Transactions (including the termination hereof and the abandonment of the Merger), whether at Law, in contract, in tort or otherwise, in each case except in the case of any claim for fraud or Willful Breach (subject to the Parent Liability Limitation). For the avoidance of doubt, no reimbursement, indemnification, or interest payment pursuant to Section 5.16(e) or Section 7.3(e) shall reduce the amount of the Parent Termination Fee. Nothing in this Section 7.3 shall restrict (x) the availability to the Company and its Subsidiaries of any remedies in connection with fraud or Willful Breach (in each case subject to the Parent Liability Limitation) or any breach of the Confidentiality Agreement, for which all applicable legal and equitable remedies (in addition to recovery of the Parent Termination Fee) shall be available to the Company and its Subsidiaries, or (y) the Company’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 8.10.

(h) The Parties shall use all reasonable efforts to secure that any sum payable under Section 7.3(b) or Section 7.3(d) will not be subject to any value added tax imposed under the UK Value Added Tax 1994 or any other tax of a similar nature, whether imposed under the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or elsewhere. The Parties acknowledge and agree that neither the Company Termination Fee nor the Parent Termination Fee is a penalty or payment for services but rather, absent a Willful Breach of this Agreement, is a reasonable estimate of damages necessary to compensate and protect the interests of the Parent or Company, as the case may be, in the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is payable.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties, prior to the Effective Time and whether before or after the Company Shareholder Approval has been obtained, by action taken or authorized by their respective boards of directors (or, in the case of the Company, any Company Committee); provided that, after the Company Shareholder Approval has been obtained, no amendment may be made that, pursuant to applicable Law, requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, schedule or other instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall, in the case of each of (x) and (y), be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Company, to:

c/o Thoma Bravo, L.P.

830 Brickell Plaza, Suite 5100

Miami, FL 33131

Attention: A.J. Rohde; Matt LoSardo; Joe Grady; Dylan Becker

E-mail: arohde@thomabravo.com; mlosardo@thomabravo.com;

jgrady@thomabravo.com; dbecker@thomabravo.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Joshua Zachariah; David Johanson; Matthew Cognetti;

James Ding

E-mail: JZachariah@goodwinlaw.com;

DJohanson@goodwinlaw.com; MCognetti@goodwinlaw.com;

JDing@goodwinlaw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Elena Coyle

E-mail: Elena.Coyle@skadden.com

(ii) if to the Company, to:

Accelerant Holdings

c/o Accelerant Re (Cayman) Ltd.

Unit 106 Windward 3, Regatta Office Park

West Bay Road, Grand Cayman, KY1-1108

Attention: Cliff Jenks

E-mail: cliff.jenks@accelins.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Eric Schiele; Colin Diamond; Dmitriy Molchanov

E-mail: ericschiele@paulhastings.com;

colindiamond@paulhastings.com;

dmitriymolchanov@paulhastings.com

Section 8.3 Certain Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Section 8.4 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to August 13, 2026. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to “days” in this agreement means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

(b) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date); (iv) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day, or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” and words of similar import mean, with respect to any document, that such document was previously made available (A) in the electronic dataroom relating to the Transactions maintained by the Company on or prior to one day prior to the date of execution of this Agreement, (B) in the Company SEC Documents, or (C) via email delivery to the other Party or its authorized Representatives before execution of this Agreement.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Support Agreements, the Equity Commitment Letters, and the Guarantee constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement, but shall have the effects provided in this Agreement.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended third party beneficiaries thereof, (b) if and only if the Effective Time occurs, (i) the right of the Company’s shareholders to receive the Per Share Closing Amount, in accordance with the terms of this Agreement and applicable Law, and (ii) the rights of holders of Company Options, Company RSUs, and Company PSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement, (c) with respect to Section 7.3(f), which shall inure to the benefit of the Company Related Parties benefiting therefrom who are intended third party beneficiaries thereof, and (d) the right of the Company, on its own behalf and as representative of its shareholders and other applicable Persons, and subject to the Parent Liability Limitation, to pursue damages (including claims for damages based on the loss of economic benefits of the Merger, including the loss of premium, suffered by holders of Shares, Company RSUs and Company PSUs) and other relief (including equitable relief) for the benefit of the Company and its Affiliates, holders of Shares, Company Options, Company RSUs and Company PSUs or other applicable Persons in the event of Parent’s or Merger Sub’s failure to effect the Transactions as required by this Agreement or Parent’s or Merger Sub’s other breach of this Agreement. Parent and Merger Sub expressly acknowledge and agree that they shall be jointly and severally liable to the Company for any such damages or relief for which Parent or Merger Sub is found liable, including claims based on lost shareholder premium and other economic harm, whether or not this Agreement has been validly terminated pursuant to Article VII. Notwithstanding anything to the contrary in this Agreement, in such capacity as representative for the shareholders of the Company and other applicable Persons, the Company shall be entitled to reimbursement (from the shareholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) that have been incurred by the Company in connection with acting as representative for the shareholders of the Company pursuant to Section 8.6(c). The representations and warranties in this Agreement are the product of negotiations among the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon, or seek enforcement of, the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding the foregoing, any provisions of this Agreement and matters arising out of or relating to this Agreement which are required to be governed by the Cayman Companies Act or other Laws of the Cayman Islands, including the following matters shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, and in respect of such matters the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Merger; the second sentence of Section 1.4; Section 1.5; Section 1.6; Section 1.7; the second sentence of Section 2.1(a)(i); Section 2.1(a)(iii); Section 2.2 (with respect to Company Equity Awards granted under the Company Equity Plan, as they may be amended from time to time); the cancellation of the Shares; the striking-off the Registrar of Companies of Merger Sub following the Closing; Section 2.5 and the rights provided for in Section 238 of the Cayman Companies Act with respect to any Dissenting Shares; the fiduciary or other duties of the Board of Directors and the directors of Merger Sub; the general rights of the respective shareholders of the Company and the Merger Sub; and the internal corporate affairs of the Company and Merger Sub.

Section 8.8 Submission to Jurisdiction. Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the Transactions brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each Party hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, that Parent and Merger Sub may, without the prior written consent of any other Party hereto, assign any or all of their respective rights and interests hereunder to the Debt Financing Sources and any other secured lenders for collateral security purposes. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.10 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub acknowledge and agree that, (i) at any time prior to the valid termination of this Agreement pursuant to Article VII, the Parties shall be entitled to specific performance of the terms of this Agreement, the Guarantee and/or the Equity Commitment Letter, including an injunction or injunctions to prevent breaches of this Agreement, the Guarantee and/or the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement, the Guarantee and/or the Equity Commitment Letter in the courts chosen under Section 8.8, this being in addition to any other remedy to which such Party is entitled at law or in equity, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each Party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity, and (b) any requirement under any law to provide any bond or to post any security as a prerequisite to obtaining equitable relief. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third party beneficiaries to this Agreement, to cause Parent and Merger Sub to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.

(b) Notwithstanding the foregoing, it is explicitly agreed by the Parties that the Company shall be entitled to specific performance to fully enforce the terms of the Equity Commitment Letter against Sponsor and to cause the Financing to be funded (including by requiring Parent to file and litigate one or more lawsuits against Sponsor in order to fully enforce Sponsor’s obligations, and the rights of Parent thereunder) and to cause Parent to effect the Closing in accordance with Section 1.2 or pay any amounts that may become due hereunder if and only if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is caused by or results from a breach by Parent, Merger Sub or any of their Affiliates of this Agreement or the other Transaction Documents), (ii) the Company has confirmed in writing that if specific performance is granted and the Financing is funded, then it is ready, willing, and able to take the actions within its control that are required of it by this Agreement to consummate the Closing, and (iii) Parent or Merger Sub fail to consummate the Closing on or prior to the date when Closing should have occurred pursuant to Section 1.2.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (C) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14 Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, .gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 8.16 Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of the Company or any of its Subsidiaries as a result of legal counsel representing the Company or any of its Subsidiaries in connection with the Transactions and (b) all documents subject to the attorney-client privilege or work-product protection described in Section 8.16(a) shall, from and after the Closing, in each case, be held by the Persons serving as directors of the Company immediately prior to the Closing, and their respective successors.

Section 8.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Company, as applicable, to duly perform, satisfy and discharge, on a timely basis, all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Company, as applicable, of its respective obligations under this Agreement and shall be jointly and severally liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Company, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Company, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.17.

Section 8.18 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including any definitive agreement or document related thereto, collectively, the “Debt Documents”) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of

Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, any definitive agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance hereof or thereof in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 8.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, ANY DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE HEREOF OR THEREOF, (g) agrees that none of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, any definitive agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance hereof or thereof, and (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may rely upon and enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 8.18 (and such provisions and the definition of “Debt Financing Sources” (and any defined term or other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections, provisions or definitions) shall not be amended in any way materially adverse to any of the Debt Financing Sources without the prior written consent of each Debt Financing Source so adversely affected).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHERRY TREE BIDCO

By:	/s/ A.J. Rhode
Name: A.J. Rohde
Title: Director

CHERRY TREE MERGER SUB

By:	/s/ A.J. Rhode
Name: A.J. Rohde
Title: Director

ACCELERANT HOLDINGS

By:	/s/ Jeff Radke
Name: Jeff Radke
Title: Chief Executive Officer (Principal Executive Officer)

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Certain Definitions

(a) “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that is (i) in effect as of the execution and delivery of this Agreement, or (ii) executed, delivered and effective after the execution and delivery of this Agreement that contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

(b) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction involving an acquisition of 20% or more of the business of the Company (or of any Subsidiary or Subsidiaries of the Company whose businesses constitute, or of assets of the Company Group that constitute, 20% or more of the assets of the Company Group, taken as a whole), in each case, measured by the fair market value thereof as determined in good faith by the Company Board or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the outstanding Shares, in each case other than the Transactions.

(c) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d) “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign antitrust or competition Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Governmental Entities in the Cayman Islands are authorized or required by applicable Law to be closed.

(f) “Captive Insurance Company” means Accelerant Captive Re, Inc.

(g) “Change of Control Filing Deadline” means the later of (x) fifteen (15) Business Days from the date of this Agreement (or, in the case of the Canada Approval, if applicable, fifteen (15) Business Days from the date of delivery of the Canada Notice in accordance with Section 5.19(c)) and (y) to the extent that a Governmental Entity will not accept such filing without the inclusion of information (I) to be reflected in a Rollover and Other Controller Insurance Regulatory Approval or (II) otherwise required by Parent and the Company to make the mutual determination (as reasonably determined by Parent and the Company, acting in good faith) that a Rollover and Other Controller Insurance Regulatory Approval is not required, five (5) Business Days following, as applicable, the date of the filing of the applicable Rollover and Other Controller Insurance Regulatory Approval or the date that Parent and the Company reasonably determine

[EXHIBIT A]

(acting in good faith) that such remaining Rollover and Other Controller Insurance Regulatory Approval filings are not required (or, if a dispute as between the Company and Parent arises in connection with any determination made in connection with this definition of Change of Control Filing Deadline, solely for purposes of the first proviso in the definition of Ticking Amount Start Date, the date, following the delivery of the information required pursuant to clause (I) or (II), as applicable, on which such dispute first began).

(h) “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, or a stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and other employee benefit plan, agreement, program, policy, or arrangement, in each case whether written or unwritten, that is maintained, administered, contributed to, or sponsored by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any present or future material liability, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) any agreement or arrangement with any professional employer organization or similar organization, or (iii) any plan, agreement, program, policy, or arrangement maintained or sponsored by a Governmental Entity to which the Company or any Subsidiary is required to contribute pursuant to applicable Law.

(i) “Company Committee” means a committee of the Company Board (including the Special Committee).

(j) “Company ESPP” means the Accelerant 2025 Employee Stock Purchase Plan, effective as of July 24, 2025, as in effect from time to time.

(k) “Company Equity Awards” means all outstanding equity awards granted under any Company Equity Plan, excluding, for the avoidance of doubt, any profits interests that may have been granted by the Company or any of its Subsidiaries.

(l) “Company Equity Plan” means the Accelerant Share Incentive Plan, as amended and restated on August 21, 2025, as in effect from time to time.

(m) “Company Group” means the Company and its wholly owned Subsidiaries, taken as a whole.

(n) “Company Option” means a stock option to purchase Shares granted under the Company Equity Plan.

(o) “Company Related Parties” means the Company, its Subsidiaries and Affiliates, and any of their respective former, current or future shareholders, optionholders, controlling Persons, managers, members, directors, officers, employees, partners, Affiliates, Representatives, agents nor any their respective assignees or successors nor any former, current or future shareholder, optionholder, controlling Person, manager, member, director, officer, employee, partner, Affiliate, Representative, agent, assignee or successor of any of the foregoing.

(p) “Company PSU” means an award of restricted share units corresponding to one or more Shares that are or were, at the time of grant, subject to restrictions based on performance and granted under the Company Equity Plan.

[EXHIBIT A]

(q) “Company RSU” means an award of restricted share units corresponding to one or more Shares that are or were, at the time of grant, subject to restrictions based only on continuing service and granted under the Company Equity Plan.

(r) “Company Termination Fee” means an amount in cash equal to (i) $56,900,000 if this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) to enter into a definitive agreement for a Superior Proposal with an Excluded Person, which definitive agreement is fully and duly executed prior to the No-Shop Period Start Date, or (ii) $136,500,000 in all other cases.

(s) “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, other than any Company Benefit Plan.

(t) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(u) “Debt Financing Sources” the Persons (including lenders, arrangers, other additional arrangers, bookrunners, managers, agents, co-agents, financial institutions, institutional investors, underwriters, commitment parties or similar debt financing sources) that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings to fund the Required Amount, including the entities party to a debt commitment letter as initial lenders and/or commitment parties, any joinder agreement and any other Debt Document, together with each Affiliate thereof and each former, current or future officer, director, member, manager, employee or indirect equity holder, general or limited partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and permitted assigns; provided that, in no event shall the Parent or Merger Sub or any of their respective Affiliates be Debt Financing Sources.

(v) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(w) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y) “Excluded Person” means any Person or group of Persons (other than Parent and its Affiliates) that executed an Acceptable Confidentiality Agreement with the Company or any of its Subsidiaries regarding, or in connection with, the consideration or evaluation of a potential Acquisition Proposal within the six (6) months prior to the date of this Agreement.

[EXHIBIT A]

(z) “Foreign Investment Law” means all supranational, national or regional Laws relating to national security review or that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests, or otherwise to screen investments in sensitive activities from a national security perspective.

(aa) “Form A Filings” means those Form A Statements Regarding the Acquisition of Control of a Domestic Insurer (or exemptions from such Form A Statements Regarding the Acquisition of Control of a Domestic Insurer), including all exhibits required by applicable Insurance Laws to be submitted with such filings, required to be filed by the potential acquiring parties of each U.S. Insurance Company with such Insurance Company’s Primary Regulator regarding the proposed acquisition of control of such Insurance Company pursuant to this Agreement.

(bb) “HMRC” means HM Revenue & Customs.

(cc) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(dd) “Insurance Companies” means, collectively, Accelerant Insurance Company of Canada, Accelerant Insurance Europe SA, Accelerant Insurance UK Limited, Accelerant National Insurance Company, Accelerant Specialty Insurance Company, Accelerant Re (Cayman) Ltd. and Accelerant Re I.I., and each of them, an “Insurance Company.”

(ee) “Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Closing.

(ff) “Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies or Producers, whether federal, national, provincial, state, local foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct or other examinations by, Insurance Regulators.

(gg) “Insurance Regulators” means all Governmental Entities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies or Producers, under Insurance Laws.

(hh) “Intellectual Property” means all (i) patents and patent applications and continuations, continuations-in-part, divisionals, renewals or reissues thereof, (ii) trademarks, service marks, trade names, and trade dress (in each case, whether registered or unregistered), and all registrations and applications to register any of the foregoing, together with the goodwill connected with the use thereof and symbolized thereby, (iii) copyrights (whether registered or unregistered), and all registrations and applications for registration of the foregoing, and works of authorship, (iv) Internet domain names, (v) rights in computer software (whether in source code, object code, or other form) (collectively, “Software”) and (vi) inventions (whether or not patentable), algorithms, databases, data collections, methodologies, confidential and proprietary information, including trade secrets and know-how.

[EXHIBIT A]

(ii) “Intervening Event” means an event, occurrence, change or effect that (A) was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), which event, occurrence, change or effect, or any consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Shareholders Meeting, and (B) does not relate to (i) an Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, (ii) changes in the Share price, in and of themselves (however, the underlying reasons for such changes may be considered and taken into account in connection with any determination of, and may constitute, an Intervening Event), or (iii) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof (however, the underlying reasons for such events may be considered and taken into account in connection with any determination of, and may constitute, an Intervening Event).

(jj) “Investment Guidelines” means those investment guidelines of the Company and its Subsidiaries with respect to the investment of the Investment Assets furnished or otherwise made available to Parent prior to the date of this Agreement.

(kk) “IT Systems” means all information technology and communications networks and systems, including Software, that are owned or used by the Company Group.

(ll) “ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(mm) “knowledge” of the Company means the actual knowledge (and not imputed or constructive knowledge) of the individuals listed on Section 8.3(hh) of the Company Disclosure Letter, in each case without any duty of inquiry or investigation.

(nn) “Liens” means any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances.

(oo) “Material Adverse Effect” means any event, change, occurrence or effect that (A) would, or would reasonably be expected to, prevent, materially delay, or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions prior to the Termination Date on the terms set forth in this Agreement or (B) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, that, in the case of this clause (B), no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, or would reasonably be expected to be, a Material Adverse Effect: (i) any changes in general economic, business or social conditions or in the financial, debt, banking, capital, currency, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (ii) any changes or developments generally affecting any of the industries in which the Company Group operates or the industries in which customers or suppliers of the Company Group operate, including due to changes in applicable Law or the issuance of any

[EXHIBIT A]

executive orders or other proposed or binding directives issued by any Governmental Entity or other governmental activity, (iii) any changes or proposed changes in GAAP, SAP or other applicable accounting regulations or principles (including changes prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), or in interpretations of any of the foregoing, (iv) any changes in political, geopolitical, legal, Tax, or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including cyber-terrorism), or any escalation or worsening of, or responses to, any such conditions, and any sanctions or other applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity in connection therewith, (v) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Transactions, (vi) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws, decrees, orders or other directives of any Governmental Entity (including actions taken by any Governmental Entities in connection with any of the events set forth in clauses (iv), (ix), (x), or (xi) of this definition, and including any imposition of new tariffs, duties, trade restrictions, or import/export regulations by any Governmental Entity (or any retaliatory measures enacted in response thereto)), (vii) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (viii) any failure by the Company Group to meet internal, published or analysts’ projections, forecasts, or predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (ix) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, “acts of God”, or other force majeure events, or any escalation or worsening of, or responses to, such conditions, (x) global health conditions, including any epidemic, pandemic or outbreak of disease or public health event (including COVID-19, monkeypox and Ebola (or similar viruses)), or any escalation or worsening of such conditions, and any changes in business travel patterns or remote working practices relating thereto or arising therefrom or actions taken by Governmental Entities as a result thereof, (xi) any other regional, national or international calamity, crisis or emergency, including any government shutdown or slowdown, default or other similar event or occurrence by or involving any Governmental Entity or any change in government funding, budgeting or fiscal policy, whether or not caused by any Person, (xii) the negotiation, execution, or performance of this Agreement, the announcement, pendency or consummation of this Agreement or the Transactions, the identity of the parties to this Agreement or any facts or circumstances relating to Parent, Merger Sub or any of their Affiliates (or any actions taken by Parent, Merger Sub or any of their Affiliates or the announcement or other disclosure of such Persons’ plans or intentions with respect to the conduct of the business of the Company Group after the Closing), including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or

[EXHIBIT A]

similar negative impact on relationships, contractual or otherwise, with any customers, clients, vendors, suppliers, distributors, partners, employees (including actual or threatened departures thereof), service providers or other business relations of the Company Group (including the failure to obtain any consents in connection with the Transactions) (it being understood that this clause (xii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (xiii) any action taken (or not taken) by the Company or any of its Subsidiaries, in each case which is required, expressly contemplated or permitted to be taken (or not taken) by or resulting from or arising in connection with this Agreement, including any inaction in compliance with Section 5.1, (xiv) any actions taken (or omitted to be taken) at the request or with the consent of Parent or Merger Sub, or (xv) changes attributable to actions or omissions by or on behalf of Parent, Merger Sub or any of their controlled Affiliates, except, in the case of clauses (i), (ii), (iii), (iv), (vi), (ix), (x), and (xi), to the extent the Company Group is materially disproportionately affected thereby relative to other participants in the industry or industries in which the Company Group operates (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether there has been, would be or would reasonably be expected to be, a Material Adverse Effect).

(pp) “Non-Subsidiary Producers” means, collectively, all Producers that are not Subsidiaries of the Company, and each of them, a “Non-Subsidiary Producer.”

(qq) “Non-U.S. Change of Control Filings” means those filings, including all exhibits required by applicable Insurance Laws to be submitted with such filings, required to be filed by the potential acquiring parties of each non-U.S. Insurance Company with such Insurance Company’s Primary Regulator regarding the proposed acquisition of control of such Insurance Company pursuant to this Agreement.

(rr) “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(ss) “Parent Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, would, or would reasonably be expected to, prevent, materially delay, or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Transactions prior to the Termination Date on the terms set forth in this Agreement.

(tt) “Parent Related Parties” means Parent, Merger Sub, their respective Subsidiaries or Affiliates, and any of their respective former, current or future shareholders, optionholders, controlling Persons, managers, members, directors, officers, employees, partners, Affiliates, Representatives, agents nor any their respective assignees or successors nor any former, current or future shareholders, optionholder, controlling Person, manager, member, director, officer, employee, partner, Affiliate, Representative, agent, assignee or successor of any of the foregoing.

[EXHIBIT A]

(uu) “Permitted Liens” means: (A) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings and for which adequate reserves have been established on the applicable financial statement in accordance with GAAP; (B) mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not delinquent and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or which are being contested by appropriate proceedings; (C) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any Subsidiary of the Company or any violation of which would not have a Material Adverse Effect; (D) Liens that will be terminated at or prior to the Closing Date; (E) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other title defects which (i) are matters of record, (ii) would be shown by a current accurate survey, or (iii) do not materially impair the use or occupancy of such real property; (F) non-exclusive licenses under Intellectual Property; (G) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (H) Liens described in Section 1.l(a) of the Company Disclosure Letter; and (I) any Liens (other than Liens securing indebtedness for borrowed money) that do not materially and adversely affect the continued ownership, rights to use or operation (as applicable) of the applicable property or assets subject thereto in the conduct of business of the Company and its Subsidiaries as currently conducted.

(vv) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(ww) “Personal Information” means (a) any data or information that directly or indirectly identifies, relate to, describes, is capable of being associated with, or could reasonably be linked with a natural person, household, or a device, (b) any data or information defined as “personally identifiable information”, “personal information”, “individually identifiable health information”, “nonpublic personal information”, “protected health information”, or any similar term under Privacy Law.

(xx) “Primary Regulator” means, with respect to any Insurance Company, the domiciliary state insurance regulator (or equivalent Insurance Regulator or other Governmental Entity in any applicable jurisdiction outside the United States) of such Insurance Company.

(yy) “Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, program manager (or similar program administrator), third party administrator, financial specialist or other Person responsible for soliciting, selling, negotiating, marketing or producing the Insurance Contracts.

(zz) “Reserves” means the reserves established with respect to the Insurance Contracts.

[EXHIBIT A]

(aaa) “Sanctioned Person” means any Person that is the subject or target of any Sanctions, including any Person: (a) named in any Sanctions-related list maintained by the U.S. Department of State; or the U.S. Department of the Treasury, including the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List; (b) located, organized or resident in a country, territory or geographical region which is itself the subject or target of comprehensive Sanctions (a “Sanctioned Country”) (as of the date hereof, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine); or (c) any Person owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled, directly or indirectly, by any Person that is listed on any Sanctions-related list or organized, located or ordinarily resident in a Sanctioned Country, or that is otherwise the target of sanctions or export controls.

(bbb) “Sanctions” means any economic sanctions or trade embargoes administered, imposed or enforced from time to time by the United Nations Security Council, the United States (including the U.S. Department of State or OFAC), the European Union, or the United Kingdom (including His Majesty’s Treasury).

(ccc) “SAP” means, as to any Insurance Company, the statutory accounting practices (or local equivalents in any applicable jurisdiction outside the United States) prescribed or permitted by such Insurance Company’s Primary Regulator as in effect at the relevant time.

(ddd) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(eee) “Subsidiary Incentive Equity Interests” means any equity or equity-based interests in any Subsidiary of the Company (including any options, restricted equity awards, phantom or appreciation rights or profits interests, and including, for the avoidance of doubt, any Class D units and Class M units) other than any Company Equity Award, that was issued or granted to compensate or incentivize any current or former employee, officer, director, consultant or other service provider of such Subsidiary or any of its Affiliates (including the Company).

(fff) “Subsidiary Producers” means, collectively, all Producers that are Subsidiaries of the Company, and each of them, a “Subsidiary Producer.”

(ggg) “Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a material breach of Section 5.4 which the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Shares than the Merger and the other Transactions, taking into account all the terms and conditions of such proposal (including the certainty of closing and, if applicable, any revisions to the terms of this Agreement or the Equity Commitment Letter proposed by Parent in writing prior to the time of such determination in accordance with the terms and conditions of Section 5.4), and this Agreement; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(hhh) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

[EXHIBIT A]

(iii) “Taxes” means all U.S. federal, state, provincial, local or non-U.S. taxes or similar duties, fees or charges or assessments thereof imposed by a Governmental Entity, including any income, profits, gross or net receipts, property, ad valorem, sales, use, capital gain, transfer, estimated, premium, excise, license, production, franchise, employment, social security, national insurance contributions, unemployment, occupation, payroll, registration, capital, severance, stamp, documentary, value added, goods and services, Pillar Two and add-on minimum taxes (in each case, whether payable directly or imposed by way of withholding or deduction), together with all interest, penalties and additions imposed with respect to such amounts.

(jjj) “Ticking Amount” means, if the Closing Date occurs on or after the Ticking Amount Start Date, an amount in cash equal to $0.00333 multiplied by the number of calendar days elapsed after the Ticking Amount Start Date up to and including the Ticking Amount End Date.

(kkk) “Ticking Amount End Date” means the date on which all of the approvals and prior written non-disapprovals, as applicable, set forth on Section 6.1(c)(iii)(a) of the Company Disclosure Letter, have been obtained.

(lll) “Ticking Amount Start Date” means the first date upon which all conditions set forth in Article VI (other than (x) those conditions that by their nature are to be satisfied at the Closing, and (y) those conditions the failure of which to be satisfied is primarily caused by or primarily results from a breach by Parent, Merger Sub or any of their Affiliates of this Agreement or the other Transaction Documents) have been satisfied or, to the extent permitted by applicable Law, waived, other than the conditions in respect of the approvals or prior written non-disapprovals, as applicable, set forth in Section 6.1(c)(iii)(a) of the Company Disclosure Letter; provided, that the Ticking Amount Start Date shall be delayed by a number of days equal to the number of days from the date of this Agreement until the Change of Control Filing Deadline (if, pursuant to Section 5.8(b), such Change of Control Filing Deadline is longer than fifteen (15) Business Days); provided, further, that the Canada Approval shall be disregarded for purposes of this clause (lll).

(mmm) “Transactions” means the transactions contemplated by this Agreement, including the Merger.

(nnn) “Transaction Documents” means this Agreement, the Confidentiality Agreement, the Equity Commitment Letters, the Support Agreement, the Guarantee and any other document contemplated hereby or thereby or any document or instrument delivered in connection hereunder or thereunder.

(ooo) “United States” or “U.S.” means the United States of America.

(ppp) “Willful Breach” means, with respect to any agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of the Closing to occur.

[EXHIBIT A]

Exhibit 10.1

CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of August 13, 2026, by and among Cherry Tree BidCo, a Cayman Islands exempted company (“Parent”), and the shareholder(s) of Accelerant Holdings, a Cayman Islands exempted company limited by shares (the “Company”), that are listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”), and the Company.

RECITALS

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, Parent, Cherry Tree Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Shareholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units, and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of Class A common shares, par value $0.0000011951862 per share, of the Company (the “Class A Common Shares”) and/or Class B common shares, par value $0.0000011951862 per share, of the Company (the “Class B Common Shares”, together with Class A Common Shares, the “Company Shares”) as set forth next to such Shareholder’s name on Schedule A hereto, being all of the Company Shares owned of record or beneficially by such Shareholder as of the date hereof (with respect to such Shareholder, the “Owned Shares”, and the Owned Shares together with such Shareholder’s Additional Shares, the “Covered Shares”);

WHEREAS, the special committee of the Company Board established by the Company Board (the “Special Committee”) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company, (ii) recommended that the Company Board determine that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interest of the Company and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that, subject to approval by the Company Board, the Company Board submit the Merger Agreement to the Company’s shareholders entitled to vote thereon for adoption thereby and resolve to recommend that such shareholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, the Company Board, upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company, (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger Agreement be submitted to the Company’s shareholders entitled to vote thereon for adoption thereby and resolved to recommend that such shareholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement with respect to such Shareholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Additional Shares” means, with respect to a Shareholder, any additional Company Shares that such Shareholder may acquire record and/or beneficial ownership of after the date hereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or restricted stock units or other conversion of any convertible securities).

“Articles” means the Amended and Restated Memorandum and Articles of Association of the Company.

“Expiration Time” means the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting agreement, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 (the “Securities Act”) and (iii) with respect to Company Options, Company RSUs or Company PSUs, any Lien created by the terms of any applicable Company Equity Plan or award agreement thereunder.

“Transfer” means (a) any direct or indirect offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of applicable Law or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of applicable Law or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered

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Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, (e) with respect to Covered Shares that are shares of Class B Common Shares, any other action that would constitute a “transfer” (as contemplated by Article 4.4(a)(2) of the Articles) of such shares or (f) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c), (d) or (e) above; provided, that Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer.

2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Shareholder agrees not to and to cause each of its controlled Affiliates not to Transfer or cause or permit the Transfer of any of such Shareholder’s Covered Shares (except as provided in this Section 2), other than with the prior written consent of Parent; provided, however, that any Shareholder may, (a) with respect to Covered Shares that are shares of Class B Common Shares, Transfer any such Covered Shares to any Permitted Transferee of such Shareholder (as defined in Article 4.4(a)(2) of the Articles), and (b) with respect to Covered Shares that are shares of Class A Common Shares, Transfer any such Covered Shares (i) by will or by operation of law or other Transfers for estate planning purposes, (ii) underlying such Shareholder’s Company Options, Company RSUs and/or Company PSUs for the net settlement of such Company Options, Company RSUs and/or Company PSUs in order to satisfy any tax withholding obligation or to pay the exercise price of such Company Options, (iii) to any shareholder, member or partner of any Shareholder which is an entity and under common control with such Shareholder, and (iv) to any Affiliate of Shareholder under common control with such Shareholder, in each case of clauses (a) and (b), only if such transferee of such Covered Shares, as a condition to such transfer, evidences in writing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Shareholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void ab initio and of no effect whatsoever. If any involuntary Transfer of any of such Shareholder’s Covered Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Shareholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares). To the extent requested by Parent and applicable, each Shareholder shall promptly surrender or cause to be surrendered the certificate(s), if any, representing any Covered Shares owned beneficially or of record from time to time by the Shareholder so that the transfer agent of such Covered Shares may affix onto such certificate(s) an appropriate legend referencing the restrictions on transfer and ownership set forth in this Agreement. Each Shareholder further acknowledges and agrees that, with respect to any Covered Shares owned beneficially or of record by such

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Shareholder that are uncertificated, this Agreement shall constitute notice to such Shareholder of any legend that would be set forth on any certificate representing such Covered Shares if such Covered Shares were represented by a certificate. Each Shareholder agrees that it shall not, and shall cause its controlled Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger Agreement (it being understood that any agreements or arrangements with Parent or its Affiliates shall not result in a breach of this sentence). Parent and each Shareholder shall give prompt written notice (in any event within 48 hours) to the Company if (i) any written consent is provided by Parent under this Section 2, or (ii) either Parent and its Affiliates, on the one hand, or any Shareholder and its Affiliates (other than the Company and its Subsidiaries), on the other hand, enter into any binding agreement, arrangement or understanding with respect to such Shareholder’s Covered Shares, including in respect of any Transfer thereof to Parent, its Affiliates, or any other Person.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement or recess thereof), and in connection with any request for an action by consent of the Company’s shareholders in lieu of a meeting, each Shareholder shall vote (including via proxy) or execute and deliver a consent with respect to, all of such Shareholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) or execute and deliver a consent with respect to all of such Shareholder’s Covered Shares):

(a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement;

(b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and

(c) against (i) any action, proposal, transaction or agreement that, to the Shareholder’s knowledge, would reasonably be expected to result in any condition set forth in Article VI of the Merger Agreement not being satisfied prior to the Termination of the Merger Agreement or a breach of any covenant, representation or warranty, or any other obligation or agreement of such Shareholder under this Agreement and (ii) any Acquisition Proposal or any action or proposal in furtherance of any Acquisition Proposal.

3.2 Until the Expiration Time, at every meeting of the Company’s shareholders (and at every adjournment or postponement or recess thereof), each Shareholder shall appear in person at such meeting or shall cause such Shareholder’s Covered Shares to be represented by proxy and shall otherwise cause all of such Shareholder’s Covered Shares to be counted for the purposes of establishing a quorum at such meeting (or, with respect to any such Covered Shares that such Shareholder owns beneficially but not of record, such Shareholder shall cause the holder(s) of record of such shares as of any applicable record date for determining such shareholders entitled to vote at the meeting to be represented in person or by such proxy at such meeting as provided herein and to be counted as present for purposes of establishing a quorum). Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act

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by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 3.1 hereof in the event the Shareholder fails to comply with its obligation under this Agreement or attempts or purports to vote (or provide consent with respect to), or cause any other Person to vote or provide consent with respect to, the Shareholder’s Covered Shares in a manner inconsistent with the terms of this Agreement. This proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Shareholder with respect to the Covered Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3.3 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Shareholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Shareholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Shareholder from taking any such action.

4. Waiver of Dissenters Rights. Each Shareholder hereby irrevocably waives and agrees not to exercise any and all dissenter rights under Section 238 of the Companies Act (As Revised) of the Cayman Islands with respect to all of such Shareholder’s Covered Shares owned (beneficially or of record) by such Shareholder.

5. Fiduciary Duties. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Covered Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Shareholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or any such Shareholder, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

6. Representations and Warranties of the Shareholder. Each Shareholder hereby represents and warrants to Parent that:

6.1 Due Authority. Such Shareholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentation contemplated hereby. If an entity, such Shareholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement and the other definitive documentation contemplated hereby, the performance of such Shareholder’s obligations hereunder and thereunder, and the consummation

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of the transactions contemplated hereby and thereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 7.2(b), no other consents or authorizations are required to give effect to this Agreement or the other definitive documentation contemplated hereby or the transactions contemplated hereby or thereby. This Agreement has been, duly and validly executed and delivered by such Shareholder, and this Agreement constitutes, a valid and binding obligation of such Shareholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally, and except that equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.2 Ownership of the Covered Shares. (a) Such Shareholder is, as of the date hereof, the beneficial or record owner of such Shareholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) subject only to community property laws, if applicable, such Shareholder has sole voting power over all of such Shareholder’s Covered Shares and no person (other than such Shareholder and any person under common control with such Shareholder) has a right to acquire any of the Covered Shares held by such Shareholder. Such Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any Company Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company Shares or other voting shares of the Company) other than the Owned Shares, except as set forth on Schedule A.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement does not and will not: (i) violate any applicable Laws applicable to such Shareholder or (ii) result in any breach of or constitute a default under any Contract or obligation to which such Shareholder is a party or by which such Shareholder is subject or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Shareholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not delay or impair in any respect the ability of such Shareholder to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Shareholder to perform its obligations under this Agreement.

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6.5 Brokers. Other than Morgan Stanley & Co. LLC and Houlihan Lokey Capital, Inc., no broker, finder, financial advisor, investment banker or other agent is entitled to any brokerage, finder’s, financial advisor’s, investment banking or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Shareholder, on behalf of such Shareholder.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder that:

7.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 6.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement or the other definitive documentation contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and this Agreement constitutes, a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar applicable Laws affecting creditors’ rights and remedies generally.

7.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any applicable Laws applicable to Parent, or (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

7.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

7.4 No Other Agreements. As of the date hereof, Parent has made available to the Company any agreement, arrangement or understanding between Parent and its Affiliates, on the one hand, and each Shareholder or any such Shareholder’s Affiliates, on the other hand, relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, or with respect to such Shareholder’s Covered Shares, including in respect of any Transfer thereof to Parent, its Affiliates, or any other Person.

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8. No Solicitation. Subject in all cases to Section 5, each Shareholder agrees that it will not take, and will cause its controlled Affiliates (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries or its or their Representatives) not to take, any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 5.4 of the Merger Agreement.

9. Proxy Statement; SEC Filings and Schedule 13D. Each Shareholder will provide information reasonably requested by the Company in connection with the preparation of any filing with the U.S. Securities and Exchange Commission (the “SEC”) (including the Proxy Statement and Schedule 13e-3 (to the extent required) that Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”)). To the knowledge of each Shareholder, the information supplied by such Shareholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 (to the extent required) or any other SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution of this Agreement, Parent and the Shareholders shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby. Parent shall (i) provide the Shareholders and the Shareholders’ counsel a reasonable opportunity to review drafts of the SEC Filings prior to filing the SEC Filings with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Shareholders, their outside counsel and other Representatives. Parent and the Shareholders shall (A) provide each other and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties, their outside counsel and their other Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Shareholders, as applicable, from amending any such Schedule 13D. The Shareholders will reasonably assist and cooperate with Parent in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and any other SEC Filings and the resolution of any comments thereto received from the SEC.

10. Miscellaneous.

10.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct any Shareholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein.

10.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

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10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. No waiver by any party of its rights hereunder shall be effective against such party unless the same shall be in writing. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

10.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 10.5):

(i)	if to the Shareholders, to:

ACP Insurance Management, LLC

ACP Accelerant Holdings, L.P.

c/o Altamont Capital Partners

400 Hamilton Ave., Suite 230

Palo Alto, CA 94301

Attention: Keoni Schwartz; Jenn Mello

Email: kschwartz@altamontcapital.com

legalnotices@altamontcapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One Maritime Plaza, Suite 1800

300 Clay Street

San Francisco, CA 94111

Attention: Jason Freedman

Email: jason.freedman@ropesgray.com

(ii)	if to Parent, to:

c/o Thoma Bravo, L.P.

830 Brickell Plaza, Suite 5100

Miami, FL 33131

Attention: A.J. Rohde; Matt LoSardo; Joe Grady; Dylan Becker

Email: arohde@thomabravo.com; mlosardo@thomabravo.com;

jgrady@thomabravo.com; dbecker@thomabravo.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall St.

Redwood City, CA 94063

Attention: David E Johanson

Email: DJohanson@goodwinlaw.com

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Attention:	Joshua M. Zachariah

James Ding

Matthew Cognetti

Email:	jzachariah@goodwinlaw.com

jding@goodwinlaw.com

MCognetti@goodwinlaw.com

(iii)	if to Company, to:

Accelerant Holdings

c/o Accelerant Re (Cayman) Ltd.

Unit 106 Windward 3, Regatta Office Park

West Bay Road, Grand Cayman, KY1-1108

Attention:	Cliff Jenks
Email:	cliff.jenks@accelins.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention:	Eric Schiele

Colin Diamond

Dmitriy Molchanov

Email:	ericschiele@paulhastings.com;

colindiamond@paulhastings.com;

dmitriymolchanov@paulhastings.com

10.6	Enforcement; Exclusive Jurisdiction.

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(a) The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts; provided, however, that the exclusive jurisdiction of the Chosen Courts shall be without prejudice to any proceedings that are required to be brought before the courts of the Cayman Islands in connection with (i) the internal corporate affairs of the Company, (ii) the enforcement or interpretation of the memorandum and articles of association of the Company, (iii) any rights or obligations arising under the Companies Act (As Revised) of the Cayman Islands (including, without limitation, any proceedings in relation to Section 238 thereof), or (iv) any matter that, under the laws of the Cayman Islands, may only be determined by the courts of the Cayman Islands. Each of Parent and the Shareholders agrees that a final judgment in any Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Notwithstanding anything to the contrary in this Section 10.6, each of the parties acknowledges and agrees that the courts of the Cayman Islands shall have non-exclusive jurisdiction to hear and determine any Proceeding relating to (i) the Merger (including the Plan of Merger), (ii) the cancellation of Company Shares and the vesting of the undertaking, property and liabilities of Merger Sub in the Company as the surviving corporation, (iii) any appraisal or dissent rights arising under Section 238 of the Companies Act (As Revised) of the Cayman Islands, (iv) the fiduciary or other duties of the directors of the Company or Merger Sub, or (v) the internal corporate affairs of the Company or Merger Sub, in each case to the extent such matters are governed by the laws of the Cayman Islands.

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10.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8 Documentation and Information.

(a) Each Shareholder consents to and authorizes the publication and disclosure by Parent and the Company of such Shareholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Shareholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the SEC or any other Governmental Entity. Such Shareholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.

(b) If applicable and to the extent required under applicable Law, such Shareholder shall promptly and in accordance with applicable Law amend their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement.

10.9 Further Assurances. Each Shareholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10.10 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

10.11 Reliance. Each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

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10.12 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of applicable Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.14 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Without limiting the foregoing, if any term or other provision of this Agreement would cause an automatic conversion of any of the Covered Shares from Class B Common Shares to Class A Common Shares pursuant to Article 4.4 of the Articles, such term or provision shall be severed from this Agreement, null and void ab initio and of no effect whatsoever, with the express purpose and intent that no such conversion shall be deemed to have occurred by virtue of the execution, delivery or performance of this Agreement.

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10.15 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.16 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent or any Shareholder in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except to the extent the provisions of the laws of the Cayman Islands are mandatorily applicable.

10.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

10.18 No Recourse. All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or

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disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement.

10.19 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the mutual written consent of all of the parties hereto; or (d) with respect to any Shareholder, the election of such Shareholder in its sole discretion to terminate this Agreement following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that (i) reduces the amount or changes the form or type of Merger Consideration (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement or any increase in the Merger Consideration) payable to such Shareholder under the Merger Agreement in accordance with the terms thereof, or (ii) imposes any conditions, requirements or restrictions on, a Shareholder’s right to receive the consideration payable to such Shareholder pursuant to the Merger Agreement or imposes a material delay on the timing of receipt of such consideration; provided that the provisions of this Section 10 (except for Section 10.8(b)) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Shareholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a willful breach of this Agreement by such Shareholder.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CHERRY TREE BIDCO

By:	/s/ A.J. Rohde
Name:	A.J. Rohde
Title:	Director

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SHAREHOLDERS:

ACP INSURANCE MANAGEMENT, LLC

By:	/s/ Keoni Schwartz
Name: Keoni Schwartz
Title: Sole Managing Member

ACP ACCELERANT HOLDINGS, L.P.

By:	ACP Insurance Management, LLC
Its:	General Partner

By:	/s/ Keoni Schwartz
Name: Keoni Schwartz
Title: Sole Managing Member

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ACCELERANT HOLDINGS

By:	/s/ Jeff Radke
Name: Jeff Radke
Title: Chief Executive Officer (Principal Executive Officer)

Signature Page to Voting and Support Agreement

Schedule A

Shareholder	Company Shares	Company Options / Company RSUs / Company PSUs
ACP Insurance Management, LLC	90,916,741	N/A
ACP Accelerant Holdings, L.P.	85,976,902	N/A